UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XPO LOGISTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

XPO LOGISTICS, INC.

Five American Lane

Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2017

To the Stockholders of XPO Logistics, Inc.:

Notice is hereby given that the annual meeting of stockholders of XPO Logistics, Inc. will be held on Wednesday, May 10, 2017 at 10:00 a.m. Eastern Daylight Time at Five Greenwich Office Park, Greenwich, Connecticut 06831, for the following purposes as more fully described in the proxy statement:

•	To elect seven (7) members of our Board of Directors for a term to expire at the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017;

•	To conduct an advisory vote to approve the executive compensation of our named executive officers as disclosed in this proxy statement;

•	To consider and act upon a stockholder proposal, if properly presented at the annual meeting; and

•	To consider and transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only stockholders of record of our common stock, par value $0.001 per share, and our Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, as of the close of business on March 24, 2017, the “Record Date,” are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

Please note that if you plan to attend the annual meeting in person, you will need to register in advance and receive an admission ticket in order to be admitted. Please follow the instructions on pages 4 - 9 of the proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Bradley S. Jacobs

Chairman and Chief Executive Officer

Greenwich, Connecticut

April 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on May 10, 2017

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2016

are available at www.edocumentview.com/XPO.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on May 10, 2017

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2016

are available at www.edocumentview.com/XPO.

PROXY STATEMENT SUMMARY

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors of XPO Logistics, Inc. in connection with our company’s 2017 annual meeting of stockholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2017 Annual Meeting of Stockholders

Date and Time: May 10, 2017 at 10:00 a.m. Eastern Daylight Time

Place: Five Greenwich Office Park, Greenwich, Connecticut 06831

Record Date: You can vote if you were a stockholder of record of our company as of the close of business on March 24, 2017.

Admission: You will need an admission ticket to enter the annual meeting. You may request an admission ticket by providing the name under which you hold shares of record or, if your shares are held in the name of a bank, broker or other holder of record, the evidence of your beneficial ownership of the shares, the number of admission tickets you are requesting and your contact information.

You can submit your request by sending an e-mail to annualmeeting@xpo.com OR by calling us toll-free at (855) 976-6951.

Voting Matters and Board Recommendations

The Board is not aware of any matter that will be presented for a vote at the 2017 annual meeting of stockholders other than those shown below.

	Board Vote Recommendation	Page Reference (for more detail)

Proposal 1: Election of Directors
To elect seven (7) members of our Board of Directors for a term to expire at the 2018 annual meeting of stockholders or until their successors are duly elected and qualified	FOR each Director Nominee	10-23, 57

Proposal 2: Ratification of Appointment of Independent Public Accounting Firm	FOR	54-56, 58
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017

Proposal 3: Advisory Vote to Approve Executive Compensation	FOR	29-51, 59
To conduct an advisory vote to approve the executive compensation of our named executive officers (the “NEOs”) as disclosed in this proxy statement

Proposal 4: Stockholder Proposal Regarding an Annual Sustainability Report	AGAINST	60-63
To issue an annual sustainability report regarding environmental, social and governance related issues affecting the company

How to Cast Your Vote (page 7 and proxy card)

If you are a registered stockholder (i.e., you hold your shares in your own name), you can vote by proxy in three convenient ways:

•	By telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

•	By internet: Go to www.envisionreports.com/XPO and follow the instructions.

•	By mail: Complete, sign, date and return your proxy card in the provided envelope.

Telephone and internet voting facilities for stockholders of record will be available 24 hours a day and will close at 1:00 a.m. Eastern Daylight Time on May 10, 2017.

If you are the beneficial owner of shares, please follow the voting instructions provided by your broker, trustee or other nominee.

Board of Director Nominees (pages 10-23, 57)

The following table provides summary information about each director nominee. Each director is elected annually by a majority of the votes cast. The average age of our director nominees is 61 years and the average tenure is 4.4 years.

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	NCGC	AcqC
Bradley S. Jacobs	60	2011	Chairman and CEO, XPO Logistics, Inc.
Gena L. Ashe	55	2016	Executive Vice President, Chief Legal Officer and Corporate Secretary (retired), BrightView Landscapes, LLC	Y			C
Louis DeJoy	59	2015	Chief Executive Officer, Supply Chain (retired), XPO Logistics, Inc.					✓
Michael G. Jesselson	65	2011	Lead Independent Director, XPO Logistics, Inc. President and Chief Executive Officer, Jesselson Capital Corporation	Y		✓	✓
Adrian P. Kingshott	57	2011	Chief Executive Officer, AdSon LLC	Y	✓	C		✓
Jason D. Papastavrou*	54	2011	Founder and Chief Investment Officer, ARIS Capital Management, LLC	Y	✓	✓	✓	C
Oren G. Shaffer*	74	2011	Vice Chairman and Chief Financial Officer (retired), Qwest Communications International, Inc.	Y	C

C = Committee Chair	✓ = Committee Member	* = Audit Committee Financial Expert

AC = Audit Committee	CC = Compensation Committee	NCGC = Nominating and Corporate Governance Committee

AcqC = Acquisition Committee

Governance and Compensation Highlights

Board Independence	Five of our seven current directors are independent; the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist entirely of independent directors.
Board Leadership	In 2016, our Board added a robust lead independent director position to its leadership structure to complement the roles of our independent committees and independent committee chairs in providing effective Board oversight. These independent structures work in conjunction with the dual roles served by our Chairman and Chief Executive Officer. The Board believes that the Board and company’s leadership structure functions well for our company and is in the best interests of our stockholders based on the current strategy and ownership structure.
Board Refreshment	Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. In 2015, the Board initiated a process to seek out highly qualified director candidates who bring relevant experience to the Board and reflect our company’s growing scale and diversity. This resulted in the addition of two new directors, one in 2015 and one in 2016. We regularly review our Board practices and composition.
Committee Chair Rotations	As part of its annual review of Board committee composition and committee chair assignments, in March 2016, the Board reconstituted the committees and rotated committee chairs in order to enhance the effective functioning of the committees and bring fresh perspectives to committee processes.
Annual Director Elections	All directors are elected annually for one-year terms until their successors are elected and qualified.
Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Board Evaluations	Our Board evaluates committee and director performance and practices regularly.
Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our company and its business and demonstrate strong financial reporting practices.
Clawback Policy	Our Named Executive Officers (“NEOs”) and other policy-making executive officers are subject to clawback provisions with respect to annual and long-term cash incentive compensation.
Lock-up Restrictions	Our NEOs are subject to lock-up restrictions that generally prohibit the sale of any equity awarded by our company until September 2, 2018.
Stock Ownership Guidelines	In 2016, our Board established stock ownership guidelines for our NEOs and other executive officers to further align their interests with those of our stockholders.
No Hedging or Pledging of Company Securities	Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging and hedging transactions involving our company’s securities.

PROXY STATEMENT

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors (our “Board of Directors” or our “Board”) of XPO Logistics, Inc. (“XPO Logistics” or our “company”) in connection with our company’s 2017 annual meeting of stockholders or any adjournment or postponement of the annual meeting. This proxy statement is being furnished by our Board of Directors for use at the annual meeting of stockholders to be held on May 10, 2017 at 10:00 a.m. Eastern Daylight Time at Five Greenwich Office Park, Greenwich, Connecticut 06831.

This proxy statement and form of proxy are first being mailed on or about April 17, 2017, to our stockholders of record as of the close of business on March 24, 2017 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

The following questions and answers address some questions you may have regarding the annual meeting. These questions and answers may not include all the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this proxy statement.

What items of business will be voted on at the annual meeting?

We expect that the business put forth for a vote at the annual meeting will be as follows:

•	To elect seven (7) members of our Board of Directors for a term to expire at the 2018 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

•	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2017 (Proposal 2);

•	To conduct an advisory vote to approve the executive compensation of our named executive officers as disclosed in this proxy statement (Proposal 3);

•	To consider and act upon a stockholder proposal, if properly presented at the annual meeting (Proposal 4); and

•	To consider and transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

In addition, senior management of XPO Logistics and representatives of our outside auditor, KPMG, will be available to respond to questions.

Who can attend and vote at the annual meeting?

You are entitled to receive notice of and to attend and vote at the annual meeting, or any adjournment or postponement thereof, if, as of the close of business on March 24, 2017, the Record Date, you were a holder of record of our common stock or Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”).

As of the Record Date, there were issued and outstanding 111,551,028 shares of common stock, each of which is entitled to one vote on each matter to come before the annual meeting. In addition, as of the Record Date, there were issued and outstanding 71,510 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is entitled to vote together with our common stock on each matter to come before the annual meeting as if the share of Series A Preferred Stock were converted into shares of common stock as of the Record Date, meaning that each share of Series A Preferred Stock is entitled to approximately 143 votes on each matter to come before the annual meeting. As a result, a total of 121,766,742 votes are eligible to be cast at the annual meeting based on the number of outstanding shares of our common stock and Series A Preferred Stock, voting together as a single class.

If you wish to attend the annual meeting and your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the Record Date, as well as an admission card as outlined below. Street name holders who wish to vote at the annual meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission card to enter the annual meeting. You may request tickets by providing the name under which you hold shares of record or, if your shares are held in the name of a bank, broker or other holder of record, the evidence of your beneficial ownership of the shares as of the Record Date, the number of tickets you are requesting and your contact information. You can submit your request in the following ways:

•	By sending an e-mail to annualmeeting@xpo.com; or

•	By calling us toll-free at (855) 976-6951.

Stockholders also must present a form of personal photo identification in order to be admitted to the annual meeting.

How many shares must be present to conduct business at the annual meeting?

A quorum is necessary to hold a valid meeting of stockholders. For each of the proposals to be presented at the annual meeting, the holders of shares of our common stock or Series A Preferred Stock outstanding on the Record Date representing 60,883,372 votes must be present at the annual meeting, in person or by proxy. If you vote—including by internet, telephone or proxy card—your shares voted will be counted towards the quorum for the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

What are my voting choices?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more of such nominees. With respect to the other proposals to be considered at the annual meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the annual meeting.

What vote is required to approve the proposals being considered at the annual meeting?

•	Proposal 1: Election of seven (7) directors. The election of each of the seven (7) director nominees named in this proxy statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board of Directors. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the election of director nominees.

•	Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2017, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present. Abstentions are not considered votes cast for purposes of tabulation of the foregoing vote, and will have no effect on the ratification of KPMG. We do not expect any broker non-votes as brokers have discretionary authority to vote on this proposal.

•	Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present. This resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Brokers may not use discretionary authority to vote shares on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the advisory vote to approve executive compensation.

•	Proposal 4: Stockholder proposal regarding an annual sustainability report. Approval of the issuance of an annual sustainability report regarding environmental, social and governance related issues affecting the company requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Brokers may not use discretionary authority to vote shares on the stockholder proposal if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in favor of the stockholder proposal regarding annual sustainability reporting, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the vote on this stockholder proposal.

In general, other business properly brought before the annual meeting requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

How does the Board of Directors recommend that I vote?

Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this proxy statement, “FOR” ratification of KPMG as our independent registered public accounting firm for 2017, “FOR” advisory approval of the resolution to approve executive compensation, and “AGAINST” the approval of the stockholder proposal regarding annual sustainability reporting, if such proposal is properly brought at the meeting.

What do I need to do now?

We urge you to read this proxy statement carefully. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting of stockholders. Holders of record may also vote by telephone or the internet by following the instructions on the proxy card.

How do I cast my vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare Trust Company, N.A., and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via the internet, by telephone, or by mail by following the instructions provided on the proxy card. Proxies submitted via telephone or internet must be received by 1:00 a.m. Eastern Daylight Time on May 10, 2017. Please see the proxy card provided to you for instructions on how to submit your proxy by telephone or the internet. Stockholders of record who attend the annual meeting may vote in person by obtaining a ballot from the inspector of elections.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. To vote in person at the annual meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the annual meeting. As indicated on the proxy card provided to you, proxies submitted via telephone or internet must be received by 1:00 a.m. Eastern Daylight Time on May 10, 2017.

If you are the beneficial owner of shares, please follow the voting instructions provided by your broker, trustee or other nominee.

What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

If you fail to sign, date and return your proxy card or fail to vote by telephone or internet as provided on your proxy card, your shares will not be counted towards establishing a quorum for the annual meeting, which requires holders representing a majority of the outstanding shares of our common stock (including those that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) to be present in person or by proxy. Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the vote on the proposals.

If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the seven nominees for director named in “Proposal 1—Election of Directors,” “FOR” ratification of KPMG as our independent registered public accounting firm for 2017, “FOR” advisory approval of the resolution to approve executive compensation and “AGAINST” the approval of the stockholder proposal regarding annual sustainability reporting, if properly presented at the annual meeting.

If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will such broker or other nominee vote my shares for me?

You should instruct your broker or other nominee on how to vote your shares using the instructions provided by such broker or other nominee. Absent specific voting instructions, brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) from exercising voting discretion in respect of non-routine or contested matters. We expect that when the NYSE evaluates the proposals to be voted on at the annual meeting to determine whether each proposal is a routine or non-routine matter, only “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2017” will be evaluated as routine. Shares not voted by a broker or other nominee because such broker or other nominee does not have instructions or cannot exercise discretionary voting power with respect to one or more proposals are referred to as “broker non-votes.” It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” in accordance with the voting instructions provided by such broker or other nominee.

Can I change my vote after I have mailed my proxy card?

Yes. Whether you attend the annual meeting or not, you may revoke a proxy at any time before your proxy is voted at the annual meeting. You may do so by properly delivering a later-dated proxy either by mail, the internet or telephone or by attending the annual meeting in person and voting. Please note, however, your attendance at the annual meeting will not automatically revoke any prior proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to our company (Attention: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831) prior to the vote at the annual meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the annual meeting and will publish final results through a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four (4) business days after the annual meeting. The Current Report on Form 8-K will be available on the internet at our website, www.xpo.com.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the annual meeting, and have agreed to pay them approximately $12,500 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of common stock or Series A Preferred Stock held of record by them.

What is “householding” and how does it affect me?

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one copy of our proxy statement and 2016 annual report to stockholders is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement and annual report may request a copy by contacting the bank, broker or other holder of record, or by sending a written request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831 or by contacting Investor Relations by telephone at (855) 976-6951. The voting instruction form sent to a street-name stockholder should provide information on how to request: (1) householding of future company materials, or (2) separate materials if only one set of documents is being sent to a household. A stockholder who would like to make one of these requests should contact us as indicated above.

Can I obtain an electronic copy of proxy materials?

Yes, this proxy statement, annual report and the proxy card are available on the internet at www.edocumentview.com/XPO.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

Our Board of Directors currently consists of seven (7) members, as set forth in the table below. The current term of each of our directors will expire at the 2017 annual meeting of stockholders. Our Board of Directors has nominated all current directors to stand for re-election at the annual meeting, as set forth in Proposal 1 on page 57 of this proxy statement.

Name	Occupation
Bradley S. Jacobs	Chairman and Chief Executive Officer, XPO Logistics, Inc.
Gena L. Ashe	Executive Vice President, Chief Legal Officer and Corporate Secretary (retired), BrightView Landscapes, LLC
Louis DeJoy	Chief Executive Officer, Supply Chain (retired), XPO Logistics, Inc.
Michael G. Jesselson	Lead Independent Director, XPO Logistics, Inc.; President and Chief Executive Officer, Jesselson Capital Corporation
Adrian P. Kingshott	Chief Executive Officer, AdSon LLC
Jason D. Papastavrou	Founder and Chief Investment Officer, ARIS Capital Management, LLC
Oren G. Shaffer	Vice Chairman and Chief Financial Officer (retired), Qwest Communications International, Inc.

Under the terms of an Investment Agreement, dated June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (collectively with JPE, the “Investors”), and our company, our company must take all necessary steps to nominate, and must use its reasonable best efforts to cause our Board of Directors to unanimously recommend that our stockholders vote in favor of, all nominees for election to our Board of Directors designated by Bradley S. Jacobs, as the managing member of JPE, subject to our Board of Directors’ fiduciary duties. JPE also has the right to designate certain percentages of the nominees for our Board of Directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing specified percentages of the total voting power of our capital stock on a fully-diluted basis. JPE does not currently exceed the indicated voting power thresholds under the Investment Agreement. The foregoing rights of JPE under the Investment Agreement are in addition to, and not in limitation of, JPE’s voting rights as a holder of capital stock of our company. JPE is controlled by Bradley S. Jacobs, our Chairman of the Board and Chief Executive Officer. The Investment Agreement and the terms contemplated therein were approved by our stockholders at a special meeting on September 1, 2011.

None of the foregoing will prevent our Board of Directors from acting in accordance with its fiduciary duties or applicable law or stock exchange requirements or from acting in good faith in accordance with our governing documents, while giving due consideration to the intent of the Investment Agreement.

Our Board of Directors consists of a highly experienced group of business leaders, many of whom have served as executive officers or on boards and board committees of major companies and have an extensive understanding of the principles of corporate governance. Our Board as a whole has broad expertise in business administration, corporate finance, capital markets, compliance and risk assessment, corporate governance, corporate responsibility, mergers and acquisitions and integration, talent management, investment banking, legal and operational matters, as well as in the customer service, transportation and logistics sectors, and public company board experience. In addition, our directors have a strong owner orientation—approximately 16.3% of the voting power of our capital stock on a fully-diluted basis is held by our directors or by entities or persons related to our directors (as of the Record Date).

We have set forth below information regarding each of our director nominees, including the experience, qualifications, attributes or skills that led our Board of Directors to conclude that such person should serve as a director.

Bradley S. Jacobs

Mr. Jacobs has served as our Chief Executive Officer and Chairman of our Board of Directors since September 2, 2011. Mr. Jacobs is also the managing director of JPE, which is our second largest stockholder. He has led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years, and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Previously, Mr. Jacobs founded Hamilton Resources (UK) Ltd. and served as its chairman and chief operating officer. This followed the co-founding of his first venture, Amerex Oil Associates, Inc., where he was chief executive officer.

Director since 2011

Age: 60

Board Committees: None

Other Public Company Boards: None

Mr. Jacobs brings to the Board:

•    In-depth knowledge of the company’s business resulting from his years of service with the company in various capacities;

•    Leadership experience as the company’s Chief Executive Officer and Chairman, and his successful track record of leading companies that execute strategies similar to ours; and

•    Extensive past experience as the chairman of the board of directors of several public companies.

Gena L. Ashe

Ms. Ashe joined our Board of Directors on March 21, 2016. Ms. Ashe has more than 20 years of broad-based legal experience across a variety of industries, most recently serving as executive vice president, chief legal officer and corporate secretary of BrightView Landscapes, LLC (formerly The Brickman Group, Ltd. LLC), the largest national commercial landscape, lawncare maintenance/construction and snow management company in the United States. In that role, which she held from February 2013 until March 2016, she was responsible for leading all aspects of BrightView’s legal, risk management, safety, compliance and corporate governance functions. Prior to joining BrightView, from September 2010 until October 2012, Ms. Ashe was senior vice president of legal affairs of Catalina Marketing Corporation, a global digital media enterprise for some of the world’s most well-known brands, and prior to that she held senior legal roles with the Public Broadcasting Service (PBS), Darden Restaurants, Inc. (parent company of Olive Garden, Red Lobster, Capital Grille, LongHorn Steakhouse, Bahama Breeze, and Eddie V’s restaurants), Lucent Technologies, Inc. and AT&T. Earlier, she was an electrical engineer with IBM Corporation before joining IBM’s legal team. Ms. Ashe holds a bachelor’s degree in mathematics, with a minor in physics, from Spelman College; a master’s degree in electrical engineering from Georgia Institute of Technology; and a doctor of law degree from Georgetown University, where she currently serves as a Georgetown University Law Advisory Board Member. She is a graduate of the executive development program of the Wharton School of the University of Pennsylvania, and holds a certificate in international management from Oxford University in England.

Director since 2016

Age: 55

Board Committees:

•    Chair of Nominating and Corporate Governance Committee

Other Public Company Boards: None

Ms. Ashe brings to the Board:

•    More than two decades of valuable legal experience with public and private companies, which enables her to provide guidance to the Board and company management on legal matters, compliance and risk assessment and corporate governance best practices; and

•    An in-depth understanding of the dynamics of three of our most important customer verticals: e-commerce, technology and food and beverage.

Louis DeJoy

Mr. DeJoy has served as a director of the company since December 3, 2015. He was most recently chief executive officer of the XPO Logistics supply chain business in the Americas (retired as of December 7, 2015). Previously, he led New Breed Logistics as its chairman and chief executive officer from 1983 until XPO Logistics acquired New Breed in 2014. During that time, he grew the company from a small, regional operation to a leading U.S. provider of highly engineered, technology-driven contract logistics solutions. Mr. DeJoy is a member of the boards of trustees of Elon University and the PGA Wyndham Championship, and serves on the board of directors for The Fund for American Studies in Washington, DC. He is a past member of the board of trustees of Moses Cone Health System in North Carolina, and was an appointee to the President’s Commission on White House Fellowships. He holds a business degree from Stetson University.

Director since 2015

Age: 59

Board Committees:

•    Member of Acquisition Committee

Other Public Company Boards: None

Mr. DeJoy brings to the Board:

•    Significant expertise in supply chain operations that allows him to provide valuable guidance to our Board on strategic and operational matters with respect to our logistics business unit.

Michael G. Jesselson

Mr. Jesselson has served as a director of the company since September 2, 2011, and as lead independent director since March 20, 2016. Mr. Jesselson has served as president and chief executive officer of Jesselson Capital Corporation since 1994. He is a longstanding director of American Eagle Outfitters, Inc. and serves as that company’s lead independent director. Additionally, he is a director of C-III Capital Partners LLC and other private companies, as well as numerous philanthropic organizations. Mr. Jesselson was recently elected chairman of Bar Ilan University in Israel.

Director since 2011, Lead Independent

Director since 2016

Age: 65

Board Committees:

•    Member of Compensation Committee

•    Member of Nominating and Corporate Governance Committee

Other Public Company Boards: American Eagle Outfitters, Inc. (since 1997)

Mr. Jesselson brings to the Board:

•    Significant experience with public company corporate governance issues through service with American Eagle Outfitters on its board since 1997, and as its lead independent director since 2012; and

•    Investment expertise.

Adrian P. Kingshott

Mr. Kingshott has served as a director of the company since September 2, 2011. He is the chief executive officer of AdSon LLC and managing director of Spotlight Advisors, LLC. He has been a senior advisor to Headwaters Merchant Bank since 2013. Previously, for Goldman Sachs, he was co-head of that firm’s Leveraged Finance business and held other positions over a 17-year tenure. More recently, Mr. Kingshott was a managing director and portfolio manager at Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets at Fairfield University’s Dolan School of Business, and an adjunct professor of Global Capital Markets and Investments at Fordham University’s Gabelli School of Business. He holds a master of business administration degree from Harvard Business School and a master of jurisprudence degree from Oxford University. Mr. Kingshott is a member of the board of directors of Centre Lane Investment Corp.

Director since 2011

Age: 57

Board Committees:

•    Chairman of Compensation Committee

•    Member of Audit Committee

•    Member of Acquisition Committee

Other Public Company Boards: None

Mr. Kingshott brings to the Board:

•    More than 25 years of experience in the investment banking and investment management industries; and

•    Expertise with respect to corporate governance, acquisition transactions, debt and equity financing and corporate financial management issues.

Jason D. Papastavrou, Ph.D.

Dr. Papastavrou has served as a director of the company since September 2, 2011. Dr. Papastavrou is the founder and chief investment officer of ARIS Capital Management, LLC. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors, and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering, and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou serves on the board of directors of United Rentals, Inc.

Director since 2011

Age: 54

Board Committees:

•    Chairman of Acquisition Committee

•    Member of Audit Committee

•    Member of Compensation Committee

•    Member of Nominating and Corporate Governance Committee

Other Public Company Boards: United Rentals, Inc. (since 2005)

Dr. Papastavrou brings to the Board:

•    Financial expertise from his qualifications as an “audit committee financial expert” under SEC regulations; and

•    Extensive experience with finance and risk-related matters from holding senior positions at investment management firms.

Oren G. Shaffer

Mr. Shaffer has served as a director of the company since September 2, 2011. From 2002 to 2007, Mr. Shaffer was vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc., executive vice president and chief financial officer of Ameritech Corporation, and held senior executive positions with The Goodyear Tire & Rubber Company, where he also served on the board of directors. Mr. Shaffer is a director on the board of Terex Corporation and Konecranes Plc. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Director since 2011

Age: 74

Board Committees:

•    Chairman of Audit Committee

Other Public Company Boards: Terex Corporation (since 2007)

Mr. Shaffer brings to the Board:

•    Senior financial, operational and strategic experience with various large companies;

•    Corporate governance expertise from serving as director of various public companies; and

•    Financial expertise from his qualifications as an “audit committee financial expert” under SEC regulations.

Summary of Director Qualifications and Experience

	Bradley S. Jacobs	Gena L. Ashe	Louis DeJoy	Michael G. Jesselson	Adrian P. Kingshott	Jason D. Papastavrou, Ph.D.	Oren G. Shaffer
BUSINESS ADMINISTRATION experience brings valuable organizational techniques and leadership qualities.	●	●	●	●	●	●	●

BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.	●	●	●	●	●	●	●

CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.	●	●	●	●	●	●	●

CUSTOMER SERVICE INDUSTRY experience brings important perspective to our Board given the importance of customer service to our business model.	●	●	●	●

ENVIRONMENTAL, SUSTAINABILITY, CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is responsible and sustainable.	●	●	●	●

FINANCE/CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.	●			●	●	●	●

FINANCIAL EXPERTISE/LITERACY assists our directors in understanding and overseeing our financial reporting and internal controls.	●	●	●	●	●	●	●

HUMAN CAPITAL MANAGEMENT experience allows our Board to further our company’s goals for making XPO an attractive employment environment and aligning human resource objectives with our strategic and operational priorities.	●	●	●	●

INTERNATIONAL experience is important given the global nature of our business strategy and operations.	●	●	●	●	●	●	●

INVESTMENTS experience assists our Board in evaluating our financial statements and investment strategy.	●		●	●	●	●	●

MARKETING/SALES experience helps our Board assist our business strategy and developing new products and operations.	●	●	●

MERGERS & ACQUISITIONS and INTEGRATION experience helps our company identify the right targets for M&A activity that achieve our strategic objectives, and realize synergies and optimal growth.	●	●	●	●	●	●	●

LOGISTICS INDUSTRY experience is important in understanding and reviewing our business and strategy.	●		●			●

RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company.	●	●	●	●	●	●	●

TALENT MANAGEMENT experience helps XPO attract, motivate and retain top candidates for our management and leadership.	●	●	●	●	●	●	●

TECHNOLOGY/SYSTEMS experience is relevant as our company is continually seeking to enhance our customer experience and internal operations.	●	●	●

Role of the Board and Board Leadership Structure

Our business and affairs are managed under the direction of our Board of Directors, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management, and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.

Furthermore, our Board of Directors is committed to independent Board oversight. Our current Board leadership structure includes an executive Chairman and a lead director who is an independent director. The positions of Chairman of the Board and Chief Executive Officer are both currently held by Mr. Jacobs. Our Board believes that this combination of roles is currently appropriate because the structure enables decisive leadership and ensures clear accountability in the context of strong Board practices and a Board culture that facilitates independent oversight. Our Board believes the dual roles function well for our company based on our current strategy, governance and ownership structure.

In 2016, our Board of Directors approved amendments to our company’s Corporate Governance Guidelines (the “Guidelines”) to provide that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors, and who shall serve a term of at least one year. On March 20, 2016, the independent directors appointed Mr. Jesselson to serve as lead independent director. The position of lead independent director has been structured to serve as an effective balance to the dual roles served by Mr. Jacobs. The lead independent director is selected from the independent directors of the Board of Directors. The lead independent director presides at all meetings of the Board of Directors at which the Chairman is not present and presides at all executive sessions of the independent directors. The Guidelines require that the independent directors meet at least once a year without members of management present, and the lead independent director is empowered to call additional meetings of the independent directors as necessary. In practice, our independent directors have met much more frequently in executive session. The lead independent director also serves as a liaison between the Chairman and the independent directors. Together with the Chairman, the lead independent director develops and approves Board meeting agendas, meeting schedules, and meeting materials to be distributed to our Board of Directors in order to assure sufficient time for informed discussions of issues. The lead independent director is also available to meet with significant stockholders as appropriate and required.

Further information regarding the position of lead independent director is set forth in the Guidelines. The Guidelines are available on the company’s corporate website at www.xpo.com under the Investors tab.

Our Board of Directors held ten meetings during 2016. In 2016, each person serving as a director attended at least 75% of the meetings of our Board of Directors and any Board committee on which he or she served. Our Board of Directors also acted five times during 2016 via unanimous written consent.

Our directors are expected to attend the annual meeting. Any director who is unable to attend the annual meeting is expected to notify the Chairman of the Board in advance of the annual meeting. Each person who was then serving as a director attended the 2016 annual meeting of stockholders.

Board Risk Oversight

Our Board of Directors provides overall risk oversight with a focus on the most significant risks facing our company. The management of the risks that we face in the conduct of our business is primarily the responsibility of our senior management team. Our senior management team periodically reviews with our Board of Directors any significant risks facing our company. Our business, strategy, operations, policies, controls and prospects are regularly discussed by our Board of Directors and management team, including discussions as to current and potential risks and approaches for assessing, monitoring, mitigating and controlling risk exposure. Our Board of Directors has delegated responsibility for the oversight of specific risks to the committees of the Board as follows:

•	Audit Committee. The Audit Committee oversees the policies that govern the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses with our management major financial risk exposures and the steps that management has taken to monitor and control these exposures. The Audit Committee also is responsible for reviewing risks arising from related party transactions involving our company and for overseeing our company-wide Code of Business Ethics.

•	Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

•	Acquisition Committee. The Acquisition Committee oversees risks related to the execution of our acquisition strategy.

Our Board of Directors and Compensation Committee, in consultation with our independent compensation consultant Semler Brossy Consulting Group, LLC (“Semler Brossy”), have assessed the risks that could arise from our employee compensation policies and do not believe that such policies are reasonably likely to have a materially adverse effect on our company.

Committees of the Board and Committee Membership

Our Board of Directors has established four separately designated standing committees to assist our Board of Directors in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Acquisition Committee. Our Board of Directors may eliminate or create additional committees as it deems appropriate. The charters for our Board committees are in compliance with applicable SEC rules and the NYSE Listed Company Manual. These charters are available at www.xpo.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are composed entirely of independent directors within all applicable standards (as further discussed below). Our Board of Directors’ general policy is to review and approve committee assignments annually. The Nominating and Corporate Governance Committee is responsible, after consultation with our Chairman of the Board and Chief Executive Officer and consideration of appropriate member qualifications, to recommend to our Board of Directors for approval all committee assignments, including designations of the chairs. Each committee is authorized to retain its own outside counsel and other advisors as it desires.

The following table sets forth the current membership of each of our Board committees as of the Record Date. Mr. Jacobs does not serve on any Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Acquisition Committee
Gena L. Ashe			C
Louis DeJoy				✓
Michael G. Jesselson		✓	✓
Adrian P. Kingshott	✓	C		✓
Jason D. Papastavrou*	✓	✓	✓	C
Oren G. Shaffer*	C

C = Committee Chair	✓ = Committee Member	* = Audit Committee Financial Expert

A brief summary of the committees’ responsibilities follows:

Audit Committee. The Audit Committee assists our Board of Directors in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our outside auditors, (v) the performance of our outside auditors and internal audit function, and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years, and is able to read and understand fundamental financial statements. From January 1, 2016, to March 20, 2016, the Audit Committee was comprised of the following three directors: Dr. Papastavrou (Chair), Mr. Jesselson and Mr. Kingshott. On March 20, 2016, Mr. Shaffer replaced Mr. Jesselson and was appointed the Chair of the Committee. The Audit Committee met five times during 2016 and acted once via unanimous written consent. Our Board of Directors has determined that Mr. Shaffer and Dr. Papastavrou each qualify as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review the compensation of our executive management and annual bonus compensation, (iii) to review company contributions to qualified and non-qualified plans, and (iv) to prepare any report on executive compensation required by SEC rules and regulations. From January 1, 2016, to March 20, 2016, the Compensation Committee was comprised of the following three directors: Mr. G. Chris Andersen (Chair), Dr. Papastavrou and Mr. Shaffer. On March 20, 2016, Mr. Kingshott replaced Mr. Shaffer and was appointed the Chair of the Committee. On May 11, 2016, Mr. Jesselson replaced Mr. Andersen. The Compensation Committee met seven times during 2016 and acted eight times via unanimous written consent.

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board of Directors select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board of Directors to fill a vacancy, (ii) to make recommendations to our Board of Directors concerning committee appointments, (iii) to develop, recommend to our Board of Directors and annually review the Guidelines and oversee corporate governance matters, and (iv) to oversee an annual evaluation of our Board of Directors and committees. From January 1, 2016, to March 20, 2016, the Nominating and Corporate Governance Committee was comprised of the following three directors: Mr. Jesselson (Chair), Mr. Kingshott and Mr. Martell. On March 20, 2016, Ms. Ashe replaced Mr. Kingshott and was appointed the Chair of the Committee, and Dr. Papastavrou replaced Mr. Martell. The Nominating and Corporate Governance Committee met once during 2016.

Acquisition Committee. The Acquisition Committee is responsible for reviewing and approving acquisition, divestiture and related transactions proposed by our management in which the total consideration to be paid or received by us, for any particular transaction, does not exceed the limits that may be established by our Board of Directors from time to time. From January 1, 2016, to March 20, 2016, the Acquisition Committee was comprised of the following three directors: Mr. Kingshott (Chair), Mr. Jesselson and Dr. Papastavrou. On March 20, 2016, Dr. Papastavrou was appointed the Chair of the Committee and Mr. DeJoy replaced Mr. Jesselson. The Acquisition Committee did not meet during 2016.

Director Compensation

The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2016.

2016 Director Compensation Table(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
G. Chris Andersen(3)	$20,743	$172,081	—	$192,824
Gena L. Ashe(4)	$44,863	$140,716	—	$185,579
Louis DeJoy(5)	$50,000	$172,081	—	$222,081
Michael G. Jesselson(6)	$63,411	$172,081	—	$235,492
Adrian P. Kingshott(7)	$61,401	$172,081	—	$233,482
James J. Martell(8)	$17,995	$172,081	—	$190,076
Jason D. Papastavrou(9)	$58,599	$172,081	—	$230,680
Oren G. Shaffer(9)	$59,753	$172,081	—	$231,834

(1)	Compensation information for Mr. Jacobs, who is a named executive officer of our company, is disclosed in this proxy statement under the heading “Executive Compensation—Compensation Tables.” Mr. Jacobs did not receive additional compensation for his service as a director.
(2)	The amounts reflected in this column represent the grant date fair value of the awards made in 2016, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC 718”). For further discussion of the assumptions used in the calculation of the grant date fair value, please see “Notes to Consolidated Financial Statements—Note 12. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2016. The values reported in this column represent 6,501 restricted stock units (“RSUs”) granted to each of Messrs. Andersen, DeJoy, Jesselson, Kingshott, Martell and Shaffer and Dr. Papastavrou on January 4, 2016, for service as a director in 2016, which vested on January 4, 2017. Each current director serving on January 3, 2017, also received a grant of 3,970 RSUs on such date for service as a director in 2017, which grants are not reflected in the table above.
(3)	Mr. Andersen retired from the Board on May 11, 2016. As of December 31, 2016, Mr. Andersen held 24,000 stock options and 6,501 RSUs. On May 11, 2016, the company entered into a consulting agreement with Mr. Andersen for a one year term. Pursuant to the consulting agreement, Mr. Andersen will receive (i) cash compensation of $1, (ii) vested stock options exercisable into 24,000 shares will continue to be exercisable during the one year term of the consulting agreement and until the earlier of the tenth anniversary of the grant date and one year after the expiration of the one year term of the consulting agreement, and (ii) 6,501 restricted stock units will vest on January 4, 2017 if services are continued under the consulting agreement.
(4)	Ms. Ashe joined the Board on March 20, 2016.

(5)	As of December 31, 2016, Mr. DeJoy held 6,501 RSUs. Mr. DeJoy beneficially owns a total of 1,125,448 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(6)	As of December 31, 2016, Mr. Jesselson held 24,000 stock options and 6,501 RSUs. Mr. Jesselson beneficially owns a total of 341,723 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(7)	As of December 31, 2016, Mr. Kingshott held 24,000 stock options and 10,758 RSUs. Mr. Kingshott beneficially owns a total of 127,972 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(8)	Mr. Martell retired from the Board on May 11, 2016. As of December 31, 2016, Mr. Martell held 49,000 stock options and 6,501 RSUs. On May 11, 2016, the company entered into a consulting agreement with Mr. Martell for a two year term. Pursuant to the consulting agreement, Mr. Martell will receive (i) $6,250 per month, (ii) vested stock options exercisable into 25,000 shares of common stock will continue to be exercisable during the two year term of the consulting agreement and until the earlier of the tenth anniversary of the grant date and thirty days after the expiration of the two year term of the consulting agreement, (iii) vested stock options exercisable into 24,000 shares of common stock will continue to be exercisable during the two year term and until the earlier of the tenth anniversary of the grant date and one year after the expiration of the two year term of the consulting agreement, and (iv) 6,501 restricted stock units will vest on January 4, 2017 if services are continued under the consulting agreement.
(9)	As of December 31, 2016, Dr. Papastavrou and Mr. Shaffer each held 24,000 stock options and 15,758 RSUs. Dr. Papastavrou beneficially owns a total of 236,847 shares of our common stock and Mr. Shaffer beneficially owns a total of 60,758 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

The compensation of our directors is subject to the approval of our Board of Directors, which is based, in part, on the review and recommendation of the Compensation Committee. Directors who are employees of our company do not receive additional compensation for service as members of either our Board of Directors or its committees. In December 2015, in consultation with Semler Brossy and upon the recommendation of our Compensation Committee, our Board of Directors reviewed our outside director compensation program and decided that no changes were necessary for 2016.

During 2016, our non-employee directors received an annual cash retainer of $50,000, payable quarterly in arrears, and an annual RSU grant with a target grant date value of $175,000. The RSUs were granted on the first business day of the calendar year and vested on the first anniversary of the grant date. The number of RSUs granted to each outside director was determined by dividing $175,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the grant date. Unvested stock options and RSUs will be forfeited upon termination of service for any reason. Also, during 2016, under our outside director compensation program, the chairpersons of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Acquisition Committee each received an additional annual cash retainer of $12,500, $12,500, $7,500 and $7,500, respectively, payable quarterly in arrears. No other fees were paid to our directors for their attendance at or participation in meetings of our Board or its committees. We also reimbursed our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

In 2016, our Board adopted stock ownership guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common shares held directly or indirectly, and unvested restricted stock units subject solely to time-based vesting, count towards meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted towards meeting the stock ownership guidelines. Until the guidelines are met, 70% of the net shares (after tax withholding) received upon vesting of equity-based awards are required to be retained by the director. As of the Record Date, each of our non-employee directors other than Ms. Ashe, who joined the Board in March 2016, was in compliance with our stock ownership guidelines.

On March 14, 2017, the Board of Directors, acting upon the recommendation of the Compensation Committee and in consultation with its independent compensation consultant, Semler Brossy, approved and adopted a revised non-employee director annual compensation program that will apply in calendar year 2017 and subsequent years. Effective January 1, 2017, our non-employee directors will receive an annual cash retainer of $75,000, payable quarterly in arrears and time-based restricted stock units (“Time-Based RSUs”) worth $175,000. The annual grant of such Time-Based RSUs will be made on the first business day of each year (the “RSU Grant Date”) and the number of such units will be determined by dividing $175,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the RSU Grant Date. The lead independent director will also receive a $25,000 annual cash retainer, payable quarterly in arrears. Under the revised non-employee director annual compensation program, the chairpersons of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Acquisition Committee will each receive an additional cash retainer of $25,000, $15,000, $15,000 and $15,000, respectively, payable quarterly in arrears.

Under the revised non-employee director annual compensation program, Mr. Jesselson received a one-time cash retainer for his service as lead independent director in 2016 in an amount equal to the pro rata portion of an annualized retainer of $15,000, calculated from the date of his appointment on March 20, 2016. Ms. Ashe also received a one-time grant of Time-Based RSUs for her service as a director in 2016 in an amount equal to the pro rata portion of an annual grant of $175,000, calculated from the date of her appointment on March 20, 2016 and determined by dividing the pro rata portion of $175,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the One-Time Grant Date. The vesting date of Ms. Ashe’s one-time grant will be January 1, 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of our company. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Corporate Governance Guidelines and Codes of Ethics

Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted the Guidelines on January 16, 2012, and most recently adopted amendments to the Guidelines in March 2016, to, among other matters (i) provide for a robust lead independent director position as described further in “Role of the Board and Board Leadership Structure” on page 15, and (ii) reflect the Board’s commitment, when searching for new directors, to actively seek out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Our Board continues to seek out highly qualified board candidates who bring relevant expertise and reflect the company’s growing scale and diversity.

The Guidelines serve as a framework within which our Board of Directors conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board, and the annual evaluation of the effectiveness of our Board and its committees. The Nominating and Corporate Governance Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our company’s evolving needs.

We have a Code of Business Ethics that applies to our directors and executive officers. This code is designed to deter wrongdoing, to promote the honest and ethical conduct of all employees and to promote compliance with applicable governmental laws, rules and regulations, as well as to provide clear channels for reporting concerns. The Code of Business Ethics constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code of Business Ethics or waivers from any provision thereof applicable to our principal executive officer, our principal financial officer and principal accounting officer by posting such information on our website pursuant to SEC rules.

The Guidelines and our Code of Business Ethics are available on our website at www.xpo.com. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

Exclusive Forum Bylaw Amendment

In March 2017, our Board of Directors approved an amendment of our bylaws in order to provide that certain types of stockholder litigation be litigated exclusively in the Chancery of Court of the State of Delaware, which is our state of incorporation. In adopting the amendment and determining that doing so is in the best interests of our company and our stockholders, our Board considered various factors, including, among others: prevailing market practice and perspectives on such provisions; the importance to our company and our stockholders of reducing litigation costs and preventing corporate resources from being unnecessarily diverted to address duplicative, costly and wasteful multi-forum litigation; the value of facilitating consistency and predictability in litigation outcomes for the benefit of our company and our stockholders; that our company is incorporated under the laws of the state of Delaware; that adopting such an exclusive forum provision covering specified claims does not materially change the substantive legal claims available to stockholders; Section 115 of the Delaware General Corporation Law and case law developments upholding the authority of the board of directors to adopt such a provision and confirming its validity and enforceability; and case law developments outside of Delaware enforcing such provisions.

Director Independence

Under the Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating and Corporate Governance Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Listed Company Manual. Our Board of Directors has affirmatively determined that each person who served as a director during any part of 2016, except Mr. Jacobs, our Chairman of the Board and Chief Executive Officer, and Mr. DeJoy, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.

In addition to the independence standards provided in the Guidelines, our Board of Directors has determined that each director who serves on our Audit Committee satisfies standards established by the SEC providing that, in order to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than their director compensation, or (2) be an affiliated person of our company or any of its subsidiaries. Our Board of Directors has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board of Directors and the Nominating and Corporate Governance Committee analyzed certain relationships of the directors that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K. For Ms. Ashe, those relationships included ordinary course commercial transactions between our company and an entity for which Ms. Ashe was an executive prior to becoming a director of the Company. For Mr. Jesselson, those relationships included ordinary course commercial transactions between our company and an entity for which Mr. Jesselson is the president. For Dr. Papastavrou, those relationships included ordinary course commercial transactions between our company and an entity for which Dr. Papastavrou is a director. For Mr. Shaffer, those relationships included ordinary course commercial transactions between our company and an entity for which Mr. Shaffer is a director.

Director Selection Process

The Nominating and Corporate Governance Committee is responsible for recommending to our Board of Directors all nominees for election to the Board, including nominees for re-election to the Board, in each case after consultation with the Chairman of the Board and in accordance with our company’s contractual obligations. Pursuant to the Investment Agreement, JPE has had and may in the future have the contractual right based on its securities ownership, as described above under “Directors,” to designate for nomination by our Board of Directors a certain percentage of the members of our Board of Directors. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating and Corporate Governance Committee considers, among other things, breadth of experience, financial expertise, wisdom, integrity, an ability to make independent analytical inquiries, an understanding of our company’s business environment, knowledge and experience in such areas as technology and marketing, and other disciplines relevant to our company’s businesses, the nominee’s ownership interest in our company, and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. When searching for new directors, our Board endeavors to actively seek out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Our Board aims to create a team of directors with diverse experiences and backgrounds to provide our company with thoughtful and engaged board oversight.

Subject to the contractual rights granted to JPE pursuant to the Investment Agreement, the Nominating and Corporate Governance Committee may identify potential nominees for election to our Board of Directors from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate.

Our Board of Directors will consider nominees submitted by our stockholders subject to the same factors that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the 2017 annual meeting.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Secretary of our company not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each such proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules, and (iv) the consent of the proposed candidate to serve as a member of our Board.

Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

Human Capital Management

Our talent management efforts go beyond the director and management level. Our business model relies on our strong customer service culture, which is deeply interconnected with the talent and satisfaction levels of all our employees. As we strive to grow our business, we are focused on maintaining XPO’s great work environment. Our efforts in human capital management focus on enhancing the robust training of our work force, improving management capabilities and seeking to harmonize best practices across our global operations. We tailor the development and management of each operating location to the specific type of operation and labor force. We also conduct regular surveys multiple times each year, including local assessments of the work force at each site.

Our recent appointment of Meghan Henson to the position of Chief Human Resources Officer reflects the emphasis on human capital management embedded in the culture of XPO. Ms. Henson leads the company’s global human resources organization and brings a renewed focus for the company on human capital management. Our management team and Board of Directors work together in a transparent manner, allowing for open communication, including with respect to human capital-related matters. Our directors have access to all information about our human capital management operations and plans, and our Chief Human Resources Officer is invited to attend and speak at the meetings of our Board of Directors when appropriate, updating the Board on issues related to talent and methods used to evaluate the working atmosphere at XPO. Our directors also have opportunities to attend and participate in employee town halls, which our CEO runs throughout the year at varying operating sites, as well as executive leadership meetings with our mid- and senior-level operating executives. We aim to integrate our human resources functions with our operational objectives.

Stockholder Communication with the Board

Stockholders and parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors c/o Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Stockholder Proposals for Next Year’s Annual Meeting

Stockholder proposals intended to be presented at our 2018 annual meeting of stockholders must be received by our Secretary not later than December 18, 2017, to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

As more specifically provided in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. Accordingly, assuming that our 2018 annual meeting of stockholders is held on or after May 10, 2018, any stockholder proposal to be considered at the 2018 annual meeting, including nominations of persons for election to our Board of Directors, must be properly submitted to us not earlier than November 11, 2017, nor later than February 9, 2018.

Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Since January 1, 2016, we have not been a participant in any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of the foregoing, had or will have a material interest, except for the transactions described below or as previously disclosed in this proxy statement.

During the year ended December 31, 2016, the company provided certain air charter schedule recovery services to Ameriflight, LLC (“Ameriflight”), a regional air cargo carrier. James J. Martell, a member of our Board of Directors until May 11, 2016, owns and serves as the executive chairman of Ameriflight. The company provides its services to Ameriflight on a transactional basis without a written contract. The company received payments from Ameriflight or its affiliates in an amount of approximately $974,000 for the year ended December 31, 2016. Pursuant to the company’s policies and procedures described above, the Audit Committee reviewed and ratified the transactions between XPO Air Charter and Ameriflight, concluding that the transactions were in the best interests of the company and our stockholders and did not impair Mr. Martell’s independence as a director.

During the year ended December 31, 2016, the company leased office space from two entities partially owned and controlled by Louis DeJoy, a member of our Board of Directors. In September 2014, in conjunction with the company’s acquisition of New Breed Holding Company, XPO Logistics, through certain of our subsidiaries, entered into four commercial lease agreements covering a total of approximately 142,991 square feet of office space located in High Point, N.C., with the entities affiliated with Mr. DeJoy. The non-cancellable lease agreements expire at various dates in 2019. Each lease agreement provides the company, as tenant, with two five-year option periods to extend the lease term. The company made rent payments associated with these lease agreements in an aggregate amount of $2.0 million for the year ended December 31, 2016. In addition, the company paid operating expenses in connection with these leased properties of $0.3 million for the year ended December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding(1)	Shares of Series A Preferred Stock Beneficially Owned(2)		Percentage of Series A Preferred Stock Outstanding
Beneficial Ownership of 5% or more
Orbis Investment Management Limited(3) Orbis House, 25 Front Street Hamilton Bermuda HM11	20,815,297		18.7%	—		—
Jacobs Private Equity, LLC	19,285,714	(4)	14.7%	67,500		94.4%
Coral Blue Investment Pte. Ltd(5) 168 Robinson Road #37-01, Capital Tower, Singapore 068912	8,153,946		7.3%	—		—
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	7,825,426		7.0%	—		—
Spruce House Investment Management LLC(7) 435 Hudson Street, 8th Floor New York, NY 10014	7,797,055		7.0%	—		—
BlackRock, Inc.(8) 55 East 52nd Street New York, NY 10055	5,902,754		5.3%	—		—
Directors:
Gena L. Ashe	—		—	—		—
Louis DeJoy	1,125,448	(9)	1.0%	—		—
Michael G. Jesselson	341,723	(10)	*	725	(11)	1.0%
Adrian P. Kingshott	127,972	(12)	*	300		*
Jason D. Papastavrou	236,847	(13)	*	650	(14)	*
Oren G. Shaffer	60,758	(15)	*	—		—

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding(1)	Shares of Series A Preferred Stock Beneficially Owned(2)	Percentage of Series A Preferred Stock Outstanding
Named Executive Officers:
Bradley S. Jacobs+	19,662,175	(16)	15.0%	67,500	94.4%
Troy A. Cooper	128,085	(17)	*	—	—
John J. Hardig	130,749	(18)	*	—	—
Gordon E. Devens	179,979	(19)	*	—	—
Scott B. Malat	127,981	(20)	*	—	—
Current Executive Officers and Directors as a Group (12 People)	22,320,801	(21)	16.9%	69,175	96.7%

*	Less than 1%
+	Director and Executive Officer
(1)	For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) 111,551,028 shares of our common stock that were outstanding as of the Record Date, (ii) the number of shares of our common stock into which the outstanding shares of our preferred stock held by the relevant person, if any, were convertible on the Record Date, (iii) the number of shares of our common stock, if any, which the relevant person could acquire on exercise of options or warrants within 60 days of the Record Date, and (iv) the number of restricted stock units (“RSUs”), if any, held by the relevant person that are or will become vested within 60 days of the Record Date.
(2)	Each share of our Series A Preferred Stock that was outstanding on the Record Date has an initial liquidation preference of $1,000 per share and is convertible into approximately 143 shares of our common stock at an effective conversion price of $7.00 per share of our common stock. Our Series A Preferred Stock votes together as a single class with our common stock on an as-converted basis, except with respect to certain matters that impact the rights of holders of our Series A Preferred Stock, in which case our Series A Preferred Stock votes separately as a single class.
(3)	Based on Amendment No. 3 to the Schedule 13G filed on February 14, 2017 by Orbis Investment Management Limited (“OIML”), Orbis Investment Management (U.S.), LLC (“OIMUS”) and Orbis Asset Management Limited (“OAML”), which reported that, as of December 31, 2016, OIML beneficially owned 20,368,113 shares, OIMUS beneficially owned 361,524 shares, and OAML beneficially owned 85,660 shares. The group has sole voting and sole dispositive power over such shares.
(4)	Consists of 9,642,857 shares of our common stock issuable upon the exercise of 9,642,857 warrants at an exercise price of $7.00 per share of common stock, and 9,642,857 shares of our common stock issuable upon conversion of 67,500 shares of our Series A Preferred Stock. Mr. Jacobs has indirect beneficial ownership of the shares of our common stock and our Series A Preferred Stock beneficially owned by JPE as a result of being its Managing Member. In addition, Mr. Jacobs beneficially owns 126,461 shares of our common stock held directly following the vesting of equity incentive awards and 250,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date. See footnote 16 below.
(5)	Based on Amendment No. 3 to Schedule 13G filed on February 13, 2017 by Coral Blue Investment Pte. Ltd. and GIC Private Limited, which reported that, as of December 31, 2016, Coral Blue Investment Pte. Ltd. beneficially owned 8,153,946 shares of common stock and shares voting and dispositive power over such shares of common stock with GIC Private Limited.
(6)	Based on Amendment No. 1 to the Schedule 13G filed on February 10, 2017 by The Vanguard Group, which reported that, as of December 31, 2016, The Vanguard Group beneficially owned 7,825,426 shares with sole voting power over 111,942 shares, shared voting power over 10,838 shares, sole dispositive power over 7,708,046 shares and shared dispositive power over 117,380 shares.
(7)	Based on Amendment No. 2 to the Schedule 13G filed on February 14, 2017, filed by Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary

Sternberg, and Benjamin Stein, which reported that, as of December 31, 2016, Spruce House Investment Management LLC beneficially owned 7,750,000 shares, Spruce House Capital LLC beneficially owned 7,750,000 shares, The Spruce House Partnership LP beneficially owned 7,750,000 shares, Zachary Sternberg beneficially owned 7,795,000 shares and Benjamin Stein beneficially owned 7,797,055 shares. Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Sternberg and Benjamin Stein have shared voting and dispositive power over 7,750,000 shares of common stock. Zachary Sternberg has sole voting and dispositive power over 45,000 shares. Benjamin Stein has sole voting and dispositive power over 47,055 shares.
(8)	Based on the Schedule 13G filed on January 30, 2017 by BlackRock, Inc., which reported that, as of December 31, 2016, BlackRock, Inc. beneficially owned 5,902,754 shares, with sole voting power over 5,686,450 shares and sole dispositive power over 5,902,754 shares.
(9)	Includes: (i) 192,086 shares of our common stock beneficially owned by The Louis DeJoy Family Partnership, LLC, of which Mr. DeJoy is the managing member, and (ii) 484,340 shares of our common stock owned by the Louis DeJoy and Aldona Z. Wos Family Foundation, of which Mr. DeJoy is the president.
(10)	Includes: (i) 12,000 shares of our common stock beneficially owned by the SJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (ii) 12,000 shares of our common stock beneficially owned by the RAJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (iii) 12,000 shares of our common stock beneficially owned by the JJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (iv) 10,000 shares of our common stock beneficially owned by the Michael G. Jesselson and Linda Jesselson 6/30/93 Trust, of which Mr. Jesselson is a trustee, (v) 10,000 shares of our common stock owned by Mr. Jesselson’s spouse, (vi) 103,572 shares of our common stock issuable upon the exercise of 103,572 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary, (vii) 21,322 shares of our common stock issuable upon the exercise of 21,322 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by the Michael G. Jesselson and Linda Jesselson, Trustees UID 6/30/93 FBO Maya Ariel Ruth Jesselson, of which Mr. Jesselson is the beneficiary, (viii) 103,570 shares of our common stock issuable upon conversion of 725 shares of our Series A Preferred Stock, which shares of our Series A Preferred Stock are beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary, and (ix) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.
(11)	See clause (viii) of footnote (10).
(12)	Includes: (i) 42,857 shares of our common stock issuable upon the exercise of 42,857 warrants at an exercise price of $7.00 per share of our common stock, (ii) 42,857 shares of our common stock issuable upon conversion of 300 shares of our Series A Preferred Stock, (iii) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on within 60 days of the Record Date, and (iv) 10,758 RSUs that are or will become vested within 60 days of the Record Date.
(13)	Includes: (i) 1,375 shares of our common stock beneficially owned by the Brett A. Athans Declaration of Trust, of which Dr. Papastavrou is the trustee, (ii) 92,857 shares of our common stock issuable upon the exercise of 92,857 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities, (iii) 92,857 shares of our common stock issuable upon conversion of 650 shares of our Series A Preferred Stock, which shares of Series A Preferred Stock are beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities, (iv) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (v) 15,758 RSUs that are or will become vested within 60 days of the Record Date.
(14)	See clause (iii) of footnote (13).
(15)

Includes: (i) 8,500 shares of our common stock issuable upon the exercise of 8,500 warrants at an exercise price of $7.00 per share of common stock, (ii) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (iii) 15,758 RSUs that are or will become vested within 60 days of the Record Date.
(16)	Mr. Jacobs has indirect beneficial ownership of the shares of our common stock and our Series A Preferred Stock beneficially owned by JPE as a result of being its Managing Member. See footnote (4). Also includes 126,461 shares of our common stock held directly by Mr. Jacobs following the vesting of equity incentive awards and 250,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.
(17)	Includes: (i) 10,000 shares of common stock issuable upon the exercise of 10,000 warrants at an exercise price of $7.00 per share of common stock, and (ii) 25,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.
(18)	Includes 50,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.
(19)	Mr. Devens resigned as Chief Legal Officer of the Company effective February 15, 2017. Includes: (i) 20,000 shares of our common stock issuable upon the exercise of 20,000 warrants at an exercise price of $7.00 per share of common stock, and (ii) 125,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.
(20)	Includes: (i) 12,750 shares of our common stock issuable upon the exercise of 12,750 warrants at an exercise price of $7.00 per share of common stock, and (ii) 48,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.
(21)	Includes: (i) 9,954,715 shares of our common stock issuable upon the exercise of 9,954,715 warrants at an exercise price of $7.00 per share of our common stock, (ii) 9,882,142 shares of our common stock issuable upon conversion of 69,175 shares of our preferred stock, (iii) 729,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (iv) 42,274 RSUs that are or will become vested within 60 days of the Record Date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes XPO Logistics’ executive compensation program for 2016. The Compensation Committee of our Board (referred to as the “Committee” in this section) oversees our executive compensation program and practices. In this section, we explain how and why the Committee made its 2016 compensation decisions for the following named executive officers, or NEOs, including Mr. Gordon E. Devens, our former Chief Legal Officer, who resigned from the company effective February 15, 2017:

NEO	Title
Bradley S. Jacobs	Chairman and Chief Executive Officer
Troy A. Cooper	Chief Operating Officer
John J. Hardig	Chief Financial Officer
Gordon E. Devens	Former Chief Legal Officer
Scott B. Malat	Chief Strategy Officer

Executive Summary

2016 Highlights

Throughout 2016, our NEOs executed our strategy for high growth and high returns, successfully leading the integration of our two largest acquisitions and establishing XPO Logistics as one of the ten largest logistics companies in the world. During this period, our operations became a highly integrated network of people, technology and physical assets, and we helped more than 50,000 customers manage their goods more efficiently throughout their supply chains. As of December 31, 2016, our network encompassed over 87,000 employees and approximately 1,425 locations in 34 countries, primarily in North America and Europe.

For the full year 2016, our company reported net income attributable to common shareholders of $63.1 million, compared with a net loss of $245.9 million for 2015, and achieved an absolute total shareholder return (“TSR”) of 58%, well above the TSRs of the S&P 500 (12%) and the S&P Transportation Select Industry Index (27%) and created approximately $2.14 billion of shareholder value in 2016 (based on the price per share of our common stock as of December 31, 2015 of $27.25 and December 31, 2016 of $43.16).

A Springboard for Value Creation

Based on the significant progress made by our NEOs in 2016, we are in a strong position to continue to execute our strategy in 2017 and beyond. Our focus remains on further enhancing customer service while realizing the numerous profit improvement opportunities embedded in our business. In 2017, we will get the full 12-month benefit of numerous efficiencies we implemented throughout 2016 in procurement, real estate, back office operations and workplace technologies. We have more savings to realize in each of these areas, along with cross-dock and warehouse automation, labor productivity and the global adoption of best practices. In addition, we are marketing our services with a high caliber sales organization that draws on our total supply chain offering to help customers operate more productively.

We have met or exceeded every financial target that our company has issued from 2012 through 2016. Our full year targets forecast adjusted EBITDA of at least $1.350 billion in 2017 and $1.575 billion in 2018. Our 2017-2018 cumulative free cash flow target is approximately $900 million, including at least $350 million of free cash flow in 2017.

Our Compensation Philosophy

Our executive compensation philosophy is to align the interests of our executive team with the interests of our stockholders and to ensure that the total compensation paid to our executive officers is reasonable and competitive.

Key Objectives of Our Executive Compensation Program

Align executive compensation with long-term stockholder value	Strongly correlate pay and performance	Attract, retain and motivate high-performing executive talent

We use varied compensation elements to align the financial interests and objectives of our NEOs with those of our stockholders and to sustain our unified focus on the execution of our strategy, which we believe will create long-term stockholder value.

Our executive compensation program is designed to strongly correlate the compensation received by our NEOs with their performance and the performance of XPO Logistics.

We operate in a highly competitive market for executive talent; as such, we believe it is essential to attract, retain and motivate a high-performing executive team with market competitive pay opportunities that deliver the majority of pay in at-risk elements.

How We Meet These Objectives

Our executive compensation program is heavily weighted towards variable compensation, including long-term incentives, such as cash settled performance-based restricted stock units (“PRSU”) and annual cash incentives.

Substantially all of the annual long-term awards granted to our NEOs are subject to meaningful share price and/or earnings-related performance goals with service-based vesting periods.

Our NEOs are subject to significant stock ownership and retention requirements.

Our NEOs are subject to lock-up restrictions that generally prohibit the sale of any shares of our common stock (on an after-tax basis) delivered pursuant to equity awards granted by our company – in 2016, these lock-up restrictions were extended for an additional two years until September 2, 2018.

Our NEOs are subject to clawback restrictions with respect to equity and cash incentive compensation.

Our NEOs are subject to comprehensive non-competition and other restrictive covenants.

Executive Compensation Structure

Our executive compensation program consists of three primary elements: annual base salary, annual cash incentive bonuses and long-term incentive awards. Each of these elements is described in more detail below:

Element	Objective	Mechanics
Base Salary	Provide a competitive fixed component of compensation that enables XPO Logistics to attract and retain top talent.	Reviewed against the executive’s experience and responsibilities, and for competitiveness against XPO Logistics’ peer group.
Annual Incentives	Offer a variable annual cash compensation opportunity based upon both financial and strategic objectives.	Based on individual and company performance; a portion may be subject to repayment in certain termination scenarios.
Long-term Incentives	Align the interests of our executives with those of our stockholders through the use of long-term incentive awards that reward executives for increases in our stock price over time. These awards are also meant to focus executives on financial metrics that are complementary to the financial metrics for our annual cash incentive program.

The NEOs were granted cash-settled performance-based restricted stock units (“PRSUs”) in 2016 with performance goals based on annual adjusted cash flow per share for the four-year period from 2016 to 2019.

PRSUs will vest annually if the following adjusted cash flow per share goals are achieved: $2.93 in 2016, $3.96 in 2017, $5.38 in 2018, and $6.39 in 2019.

Other Governance-related Policies	To meet the key objectives of our executive compensation programs and to mitigate overall compensation risk, we have adopted a clawback policy, equity lock-up restrictions, and equity ownership guidelines.	See pages 39—40 for additional information.

Because the Committee feels strongly that executive compensation should be tightly linked to both company and individual performance, the executive compensation for our NEOs is heavily weighted towards equity-based and variable cash incentive awards. At target, 90% of our CEO’s 2016 total direct compensation (“TDC”) is incentive-based, and 80% is based on the achievement of long-term performance goals. For our other NEOs, on average, 75% of their 2016 target total direct compensation is incentive-based and 50% is based on achievement of long-term performance goals. The Committee believes that this mix is appropriate to drive execution of our long-term strategy and to further align the interests of our NEOs with those of our stockholders. Details of each component of compensation are outlined further in the 2016 Executive Compensation Outcomes section below.

Compensation Governance Framework

To meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices and principles, the company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy and objectives.

•	Clawback policy: Our NEOs and other executive officers are required to repay overpayments of annual and long-term cash incentive compensation awards in the event of fraud or in the event of a financial restatement occurring within one year following the award payment. Additionally, in order to enhance the long-term retentive value of the 2016 annual cash incentive awards, the Committee made a significant portion of certain executives’ 2016 cash incentive awards subject to repayment if a NEO’s employment with our company terminates for any reason within two years immediately following the payment date, as discussed more fully below.

•	Lock-up restrictions: Our NEOs are subject to lock-up restrictions that generally prohibit the sale of any shares of our common stock (on an after-tax basis) delivered pursuant to equity awards granted by our company—in 2016, in connection with the renewal of our NEOs’ employment agreements, these lock-up restrictions were extended for an additional two years until September 2, 2018.

•	Stock ownership guidelines and stock retention requirements: In 2016, our Board established stock ownership guidelines for our NEOs and other executive officers to further align the interests of our executives with those of our stockholders. See Page 40 for more detail.

•	No stock option repricing: Our company’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option grants with an exercise price below fair market value.

•	No tax gross-ups: Our company does not provide tax gross-ups on any benefits or perquisites, including severance payments and other benefits received in connection with, or following, a change in control.

•	Independent compensation consultant: The Committee retains an independent compensation consultant who performs services only for the Committee, as discussed more fully below.

•	No hedging or pledging of company stock: Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account without pre-clearance. In addition, such persons are prohibited from engaging in hedging transactions without pre-clearance, such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities.

2016 Executive Compensation Outcomes

Highlights of 2016 executive compensation include:

•	Annual Base Salary: To recognize continued strong company performance and align with market levels for companies of similar size, the Committee increased NEO base salaries. These base salaries had been at comparatively low levels relative to market levels and had not been increased for the preceding three years. This increase in NEO base salaries is fixed for the term of the NEOs’ employment agreements.

•	Annual Cash Incentive Bonuses: Our company’s strong financial performance and the Committee’s assessment of both company and individual performance during a transformative year for the company led to above-target annual cash bonus payouts for the NEOs.

•	Long-term Incentive Program: NEOs earned the first of four tranches of the PRSU awards because our company’s actual 2016 adjusted cash flow per share exceeded the goal of $2.93.

Annual Base Salary

The Committee increased annual base salaries for each of our NEOs during 2016 as part of renewing their employment agreements. These increases were made to recognize continued strong company performance and increases in executive’s roles and responsibilities as well as to better align these base salaries with market levels for companies of similar size. Base salaries provide our NEOs with fixed cash compensation for service during the year, with consideration given to the scope of each NEO’s responsibilities, experience and other qualifications essential to his role.

Accordingly, annual base salary rates as of December 31, 2016, were as follows:

NEOs	2016 Annual Base Salary
Bradley S. Jacobs	$625,000
Troy A. Cooper	$537,500
John J. Hardig	$515,000
Gordon E. Devens	$500,000
Scott B. Malat	$500,000

Annual Cash Incentive Bonuses

The following table sets forth the target awards established by the Committee under the 2016 annual cash incentive awards, expressed as a percentage of salary and as a dollar amount for each NEO:

NEO	Target Award % of Salary	Target Award in Dollars
Bradley S. Jacobs	100%	$625,000
Troy A. Cooper	100%	$537,500
John J. Hardig	100%	$515,000
Gordon E. Devens	100%	$500,000
Scott B. Malat	100%	$500,000

In March 2016, for each NEO, the Committee established a target annual cash incentive award for 2016 under the terms of our Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”). Pursuant to the terms of the awards, the Committee set a performance goal based on the previously forecasted adjusted EBITDA for 2016 at that time. In October 2016, the company completed the sale of its truckload business. This transaction strengthened the company’s balance sheet and improved our long-term growth profile by deleveraging the company, reducing our annual capital expenditure requirements and increasing the return on our capital. However, as a result of the sale of the truckload business in the fourth quarter of 2016, the company reduced its forecast adjusted EBITDA for 2016 to reflect this divestment and the previously determined performance goal set under the 2011 Plan was not achieved. The Committee exercised its discretion in light of the beneficial impact of the truckload divestment as well as the company’s strong overall performance to grant new cash incentive awards under the 2011 Plan in respect of 2016, the amount of which was determined as described below.

Under the terms of the awards, the Committee is responsible for determining the bonus award payable to a participant based on the achievement of individual or organizational goals, as determined by the Committee in its sole discretion. The Committee, in consultation with our CEO (except with respect to his own performance assessment), conducted a performance assessment of each NEO. The CEO’s performance assessment recommendations were based on an overall subjective assessment of each officer’s performance and contribution to our company’s achievement of its strategic objectives. The Committee conducted a separate assessment of Mr. Jacobs’ performance without his involvement.

The Committee considers company performance as well as each NEO’s individual performance contributions. For 2016, the Committee determined that our company accomplished and exceeded its key financial and strategic objectives for the year, as outlined above in the “Executive Summary” section of this Compensation Discussion and Analysis section. Under the leadership and guidance of our NEOs, in 2016 we continued to integrate two significant acquisitions from 2015 and continued to optimize our existing operations.

Each of the NEOs was determined to have contributed significantly to the company’s achievements during 2016. In determining 2016 cash incentive award payouts for the NEOs, the Committee’s goal was to recognize and reward each NEO’s performance, while also awarding cash bonus amounts that had the effect of relatively balancing total cash compensation across the group of NEOs, with consideration to each NEO’s job responsibilities and position. Accordingly, differences in the award payouts to the NEOs, as compared to the target awards, do not reflect a determination by the Committee of the relative performance of any single NEO.

As a result of the above-described performance assessments, and taking into account the indicated total cash compensation payable to each NEO, the Committee approved the cash incentive award payouts below to our NEOs for 2016 other than Mr. Devens, who resigned from the company, effective February 15, 2017, prior to the award of the 2016 cash incentive bonus. Mr. Devens’ 2016 bonus of $500,000 was approved by the Committee as one of the terms of Mr. Devens’ separation agreement. In order to enhance the long-term retentive value of the 2016 annual cash incentive awards, the Committee made a significant portion of the 2016 cash bonuses paid to Messrs. Jacobs, Cooper and Hardig ($750,000, $537,500 and $400,000, respectively) subject to repayment if any of them leaves our company for any reason within two years immediately following the payment date other than following a Change of Control (as defined in the 2016 Plan).

NEO	2016 Annual Bonus Payout
Bradley S. Jacobs	$1,375,000
Troy A. Cooper	$1,075,000
John J. Hardig	$915,000
Scott B. Malat	$500,000

Long-Term Incentive Program

The Committee designed our 2016 long-term equity incentive awards to align the interests of our executives with those of our stockholders through the use of long-term incentive awards that reward executives for increases in our stock price over time. These awards are also meant to focus executives on financial metrics that are complementary to the performance metric of adjusted EBITDA that is applicable to our annual cash incentive program.

For 2016, the Committee determined that it would be advisable to make PRSU awards to our leadership team to maximize retention and incentivize a unified focus on execution of our long-term strategy. The target grant date value of the PRSU awards granted by the Committee to each of our NEOs are as follows:

NEO	2016-2019 Total Target Award in Dollars	Annualized Target Award in Dollars
Bradley S. Jacobs	$20,000,000	$5,000,000
Troy A. Cooper	$4,500,000	$1,125,000
John J. Hardig	$4,000,000	$1,000,000
Gordon E. Devens	$4,000,000	$1,000,000
Scott B. Malat	$4,000,000	$1,000,000

Key Features of the PRSU Program

• As shown above, a significant amount of the pay opportunity for our NEOs is awarded in long-term PRSU incentives that are tied to high growth financial targets.
• The PRSUs granted in February 2016 will vest 25% annually over four years only if the pre-determined performance goals for each year are achieved.
• There is zero payout if the established financial targets are not attained (i.e., no minimum achievement threshold upon which any portion of the award would be earned).
• There is no upside leverage if the target is exceeded in any given year; the maximum achievement is the target itself (100%).

•    Payouts are tied directly to stock price performance, in direct alignment with stockholder interests. If our stock price increases from grant date to vesting date, the award will pay out at a higher amount than the original grant. Conversely, if the stock price declines in that same period, the original grant will decline in value at the same rate as the stock price.

• Awards are subject to clawback both during the vesting period and after payout based on the circumstances as specified by the terms of the awards.

The PRSU payout is dependent on specified adjusted cash flow per share for 2016 and the company’s stock price at the time the award is settled. The exhibit below provides an illustration of XPO Logistics’ total shareholder return during the most recent one, three and five calendar years as compared to the S&P 500 and S&P Transportation Index, which demonstrates the strong relative performance of the company’s stock price in these periods.

Note: TSR calculations reflect the relevant trading price of our common stock and that of the relevant index as of the last trading day of the relevant calendar year in 2016, 2015, 2014, 2013, 2012 and 2011 as reported by Bloomberg Finance L.P.

Based on the equity award agreements, 25% of each PRSU award will vest annually if the following adjusted cash flow per share goals are achieved: $2.93 in 2016, $3.96 in 2017, $5.38 in 2018, and $6.39 in 2019.

“Adjusted cash flow per share” for purposes of these PRSU awards means (i) adjusted EBITDA (determined in accordance with the company’s monthly operating reports and for external reporting purposes and adjusted for the impact of stock and phantom stock compensation) less any capital expenditures and interest divided by (ii) diluted shares outstanding. The adjusted cash flow per share metric was selected consistent with the company’s philosophy to encourage appropriate business risk without incentivizing behaviors that may have a material adverse effect on the company. The targeted annual award values were determined with reference to each NEO’s contributions to our company to date, his anticipated contribution to the achievement of our strategic objectives in the future, and prior equity-based awards granted to the NEO. No particular weighting was assigned to any of these considerations. In granting the PRSUs, the Committee also determined that the structure of the award, with achievement of the final adjusted cash flow per share performance goal not possible until after the end of 2019, provided an important retentive element and increased long-term focus for our NEOs.

The first tranche of the award was earned based on the achievement of the 2016 adjusted cash flow per share performance target, as approved by the Committee on February 16, 2017. Based on XPO Logistics’ share price on the vesting date, Messers. Jacobs, Cooper, Hardig, Devens, and Malat received cash payments specified by the terms of the awards.

Result of Stockholder Advisory Vote

We conducted our annual advisory vote on executive compensation at our 2016 Annual Meeting on May 11, 2016. While this vote was not binding on our company, our Board or the Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views on our executive compensation philosophy, our executive compensation program and policies, and our decisions regarding executive compensation, all as disclosed in our proxy statement.

At our 2016 Annual Meeting, approximately 95% of the votes cast on the advisory vote on executive compensation were in favor of our NEO compensation program as disclosed in our 2016 proxy statement. The Committee reviewed and considered the final results of the advisory vote as it completed its annual review of the executive compensation program.

The company communicates directly and frequently with its stockholders about business strategy. In the course of such stockholder engagement, we often discuss our executive compensation and the further alignment of our executive team’s interests with the interests of our stockholders.

Process for Determining Executive Compensation

The Committee believes that its emphasis on variable annual cash incentives and long-term equity-based awards allows it to retain significant flexibility and discretion from year to year in order to strongly motivate our NEOs. Specifically, the total compensation package for each of our NEOs reflects assessments of individual responsibilities, contributions to corporate performance and overall company success in reaching strategic goals. The general framework for our compensation packages includes fixed base salaries and variable incentive compensation consisting of annual cash incentives and equity grants that emphasize pay for performance and, in the case of equity-based grants, achievement of long-term performance goals. The Committee has tended to heavily weight our NEOs’ compensation towards variable incentive compensation rather than base salary.

Role of the Compensation Committee

The Committee is responsible for approving our compensation philosophy and overseeing our executive compensation program in a manner consistent with such compensation philosophy. The Committee is tasked with setting annual and long-term performance goals for our NEOs, evaluating and approving award grants under incentive compensation and equity-based plans, and reviewing and approving all other compensation and benefits for our NEOs on an ongoing basis. The Committee acts independently but works closely with our full

Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of Semler Brossy, as discussed further below.

Role of Management

Executive management provides input to the Committee as it establishes, reviews and evaluates executive compensation packages and policies, including with respect to the design of our executive compensation program. In particular, our CEO, Mr. Jacobs, provides recommendations as to proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of management, without members of management present, and consults with independent advisors before making its final determinations. We believe this process ensures that our executive compensation program effectively aligns with our compensation philosophy and our stockholders’ interests.

Role of Independent Compensation Consultant

The Committee directly retained Semler Brossy as its independent advisor. During 2016, Semler Brossy supported the Committee in: reviewing the reasonableness of the 2016 compensation packages and long-term incentive grants for the NEOs and our other senior officers; reviewing this Compensation Discussion and Analysis and the related tables and narratives; structuring the 2016 performance-based equity-based awards to executives; evaluating our non-employee director compensation program; assessing the risks associated with the company’s overall compensation policies and practices; monitoring trends and evolving market practices in executive compensation; and providing general advice and support to the Committee and Committee Chair. Semler Brossy does not provide any other services to the Committee or the company.

As part of the annual performance evaluation of its independent compensation consultant, the Committee considered Semler Brossy’s independence in light of applicable SEC rules and NYSE listing standards. After taking into account: (i) Semler Brossy’s absence of relationships with management and the members of the Committee, (ii) Semler Brossy’s internal policies, and (iii) other information provided to the Committee by Semler Brossy, the Committee determined that Semler Brossy’s work did not raise any conflicts of interest that would prevent it from serving as an independent compensation consultant to the Committee.

Comparative Analysis

The Committee, with input from its independent compensation consultant, reviews and approves the peer group used in evaluating executive compensation to ensure that the peer group continues to reflect certain characteristics comparable to the company. These peer group characteristics include being in the transportation and logistics industries and having annual revenue of at least $1 billion. The peers comprising the 2016 peer group represent most of our publicly traded competitors and, in the Committee’s view, were reasonable given the revenue scale of XPO Logistics in 2016, following our company’s June 2015 acquisition of Norbert Dentressangle SA and October 2015 acquisition of Con-way Inc.

While we monitor the structure of our peers’ pay programs, the Committee does not target a specific percentile positioning against the peer group. Also, the Committee does not target a specific mix between cash and equity or short-term and long-term compensation relative to the mix used by peer group companies. The peer group for 2016 consisted of the following logistics and distribution or trucking companies:

Peer Name	Ticker Symbol	2016 Annual Revenue ($ in millions)
C.H. Robinson Worldwide, Inc.	CHRW		$13,144
Expeditors International of Washington, Inc.	EXPD		$6,098
Hub Group, Inc.	HUBG		$3,572
J.B. Hunt Transport Services, Inc.	JBHT		$6,555
Landstar Systems, Inc.	LSTR		$3,168
Ryder System, Inc.	R		$6,787
Swift Transportation Co.	SWFT		$4,032
UTi Worldwide, Inc.	UTIW	$	*
YRC Worldwide, Inc.	YRCW		$4,698

XPO Logistics, Inc. (as reported)	XPO
FY 2016			$14,619
Percent Rank			100P

FY 2015			$7,623
Percent Rank			93P
*	UTi Worldwide, Inc. was acquired by DSV in January 2016.

For 2017, based on the advice of Semler Brossy, the Committee has decided to remove two companies (Hub Group Inc. and Landstar Systems, Inc.) and add five companies (CSX Corp., FedEx Corp., Norfolk Southern Corp., Union Pacific Corp. and United Parcel Service, Inc.). These actions were undertaken to ensure that the size of companies in the peer group accurately reflected XPO Logistics’ significant increase in scale during 2016. With these changes, XPO Logistics is now positioned at the 72nd percentile based on reported 2016 annual revenue.

Other Compensation-Related Items

Equity Granting Policy

All equity grants to NEOs are approved by the Committee with a grant date determined at the time of the approval. The Committee does not target a specific time during the year to make equity grants, but equity grant dates are always on or after the date of Committee approval and in full compliance with applicable laws.

Benefits

Our NEOs are provided with benefits, including participation in the XPO Logistics, Inc. 401(k) Plan and insurance benefit programs that are offered to other eligible employees. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation” table below.

Employment Agreements

We believe that it is in the best interests of our company to enter into multi-year employment agreements with our executive officers because the agreements promote long-term retention while still allowing the Committee to exercise discretion in designing incentive compensation programs. For further discussion of the material compensation-related terms of these agreements, please see “Employment Agreements with Named Executive Officers” on page 48 and the tables that follow this Compensation Discussion and Analysis. In addition, each employment agreement has been filed with the SEC and is available on our website and on the SEC’s website.

Effective February 9, 2016, the company entered into new employment agreements with each of the NEOs. Each of these 2016 employment agreements has a term through February 9, 2020, and expires at the end of the term without automatic renewal. The 2016 employment agreements contain comprehensive restrictive covenants, a description of which is set forth under “Employment Agreements with Named Executive Officers—Restrictive Covenants” on page 51.

Clawback Provisions

The Committee is focused on mitigating risk associated with the company’s compensation program for NEOs and believes that clawback provisions are a useful tool. Each NEO’s employment agreement includes a clawback provision under which the NEO may be required, upon certain triggering events, to repay all or a portion of incentive compensation that was previously paid (including proceeds from previously-exercised and vested equity-based awards), and to forfeit unvested equity-based awards. These clawback provisions are generally triggered if: (i) the NEO has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatements or material loss to our company or any of our affiliates, (ii) the NEO is terminated for Cause (as defined in the employment agreement), or (iii) the NEO breaches the restrictive covenants that are applicable under his employment agreement. To the extent that the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in the employment agreements that are applicable to our NEOs, our NEOs will be subject to additional clawback provisions pursuant to such rules. For more information, please see “Employment Agreements with Named Executive Officers—Clawbacks” on page 50.

Equity Ownership Requirements

We believe that maintaining equity ownership in our company will help align our NEOs’ interests with the interests of our stockholders and will mitigate a number of risks, including risks related to executive retention and undue risk-taking. In 2016, our Board adopted stock ownership guidelines and stock retention requirements that apply to the company’s executive officers and non-employee directors. The following guidelines for equity ownership are expressed as a multiple of each executive’s annual base salary:

NEOs	Stock Ownership Requirement (as a multiple of annual base salary)
CEO	6
Other Executive Officers	3

To determine compliance with these guidelines, generally, common shares held directly or indirectly and unvested restricted stock units subject solely to time-based vesting count towards meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted towards meeting the stock ownership guidelines. Until the guidelines are met, 70% of the net shares (after tax withholding) received upon vesting of equity-based awards are required to be retained by the executive officer. As of March 24, 2016, each of our NEOs was in compliance with our stock ownership guidelines and, in particular, Mr. Jacobs exceeded the stock ownership requirement by a very significant degree thereby closely aligning the interests of our NEOs with the interests of our stockholders. In addition, each NEO has agreed to resale restrictions prohibiting the sale or transfer prior to September 2, 2018, of any shares of the company’s common stock (on an after-tax basis) acquired upon exercise or settlement of any equity grant received from the company, including equity grants made under each NEO’s employment agreement.

Tax Considerations

When consistent with the company’s executive compensation goals, we generally try to structure our compensation programs to maximize the deductibility of compensation under Section 162(m) of the Code. However, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and do, in certain circumstances, approve and authorize executive compensation that is not tax deductible.

Compensation Committee Report

The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K as set forth above. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee:

Adrian P. Kingshott (Committee Chair since March 2016)

Michael G. Jesselson

Jason D. Papastavrou

Oren G. Shaffer (served on the Compensation Committee until March 2016)

Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to our named executive officers (NEOs) for the year ended December 31, 2016. For the PRSUs granted in 2016, the table below:

•	Assumes Financial Targets Achieved: the amounts reflected below assume the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met and no additional bonus amounts if the target is exceeded;

•	Reflects Full Vesting of 4-Year Award: only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved; and

•	Uses a Fixed Stock Price: the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled and may be higher or lower than the amount reflected below.

Name and Principal Position	Year	Salary ($)	Bonus(1)(2) ($)	Stock Awards(3) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Bradley S. Jacobs(5)	2016	$607,000	$1,375,000	$19,999,992	(6)	—	—	$2,456	$21,984,448	(7)
Chief Executive Officer and Chairman	2015	$495,000	—	$2,948,108		—	$2,325,000	$3,614	$5,771,722
	2014	$495,000	—	$2,802,536		—	$585,000	$2,105	$3,884,641
Troy A. Cooper	2016	$511,539	$1,075,000	$4,499,998	(6)	—	—	$2,337	$6,088,874	(7)
Chief Operating Officer	2015	$350,000	—	$491,361		—	$1,850,000	$3,760	$2,695,121
	2014	$308,462	—	$1,019,349		—	$475,000	$2,105	$1,804,916
John J. Hardig	2016	$498,385	$915,000	$3,999,998	(6)	—	—	$2,512	$5,415,895	(7)
Chief Financial Officer	2015	$395,000	$200,000	$491,361		—	$1,650,000	$32,982	$2,769,343
	2014	$395,000	—	$834,789		—	$435,000	$27,453	$1,692,242
Gordon E. Devens(8)	2016	$472,308	$500,000	$3,999,998	(6)	—	—	$2,288	$4,974,594	(7)
Former Chief Legal Officer	2015	$300,000	—	$491,361		—	$1,650,000	$3,916	$2,445,277
	2014	$300,000	—	$894,434		—	$475,000	$2,105	$1,671,539
Scott B. Malat	2016	$472,308	$500,000	$3,999,998	(6)	—	—	$2,317	$4,974,623	(7)
Chief Strategy Officer	2015	$300,000	$200,000	$491,361		—	$1,650,000	$3,916	$2,645,277
	2014	$300,000	—	$1,173,310		—	$475,000	$2,105	$1,950,415

(1)	The amounts reflected in this column for 2015 represent a $200,000 one-time discretionary cash incentive award paid on June 30, 2015, to each of Messrs. Hardig and Malat in recognition of their contributions in connection with the company’s acquisition of Norbert Dentressangle SA and the related financing transactions.
(2)	The amounts reflected in this column for 2016 represent an annual cash bonus award earned in respect of 2016, which is described in more detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses.”
(3)	The amounts reflected in this column represent the aggregate grant date fair value of the awards made during each respective year, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant date fair values for each year, please see “Notes to Consolidated Financial Statements—Note 12. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2016. For further discussion of grants made in 2016, see the accompanying “Grants of Plan-Based Awards” table, as well as “Compensation Discussion and Analysis—2016 Executive Compensation Outcomes—Long-Term Incentive Program”.
(4)	The components of “All Other Compensation” for 2016 are detailed below in the “All Other Compensation” table.
(5)	Mr. Jacobs did not receive any additional compensation for his services as a director.
(6)	This amount:
•	reflects the aggregate grant date fair value of the PRSUs granted in 2016—the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled;

•	assumes the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met; and
•	reflects full vesting of the four-year award—only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved.
(7)	In respect of the PRSUs granted in 2016, this amount:
•	reflects the aggregate grant date fair value of the PRSUs—the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled;
•	assumes the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met; and
•	reflects full vesting of the four-year award—only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved.
(8)	Mr. Devens resigned from the Company effective as of February 15, 2017.

We compensate our NEOs pursuant to the terms of their respective employment agreements, and the information reported in the “Summary Compensation” table reflects the terms of such agreements. For more information about our NEOs’ employment agreements, see the discussion in this proxy statement under the heading “Employment Agreements with Named Executive Officers.”

All Other Compensation Table

The following table outlines the amounts included in the “All Other Compensation” column in the “Summary Compensation” table for our NEOs in 2016:

Name	Matching Contributions to 401(k) Plan ($)(1)	Company-Paid Life Insurance Premiums ($)(2)	Perquisites and Other Personal Benefits ($)	Total ($)
Bradley S. Jacobs	$2,028	$428	—	$2,456
Troy A. Cooper	$1,909	$428	—	$2,337
John J. Hardig	$2,085	$428	—	$2,512
Gordon E. Devens	$1,920	$368	—	$2,288
Scott B. Malat	$1,890	$428	—	$2,317

(1)	Amounts in this column represent matching contributions made by XPO Logistics to the company’s 401(k) plan. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company.
(2)	Amounts in this column represent the company-paid premiums for basic life insurance and accidental death and dismemberment (AD&D) insurance.

Grants of Plan-Based Awards

The following table provides additional detail regarding grants of equity and non-equity plan-based awards under our 2011 Plan. For the PRSUs granted in 2016, the table below:

•	Assumes Financial Targets Achieved: the amounts reflected below assume the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met and no additional bonus amounts if the target is exceeded;

•	Reflects Full Vesting of 4-Year Award: only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved; and

•	Uses a Fixed Stock Price: the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled and may be higher or lower than the amount reflected below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name and Principal Position	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley S. Jacobs	2/09/2016	2/07/2016	—	625,000	—	—	872,600	—	—	—	—	$19,999,992	(4)
Chief Executive Officer
and Chairman
Troy A. Cooper	2/09/2016	2/07/2016	—	537,500	—	—	196,335	—	—	—	—	$4,499,998	(4)
Chief Operating Officer
John J. Hardig	2/09/2016	2/07/2016	—	515,000	—	—	174,520	—	—	—	—	$3,999,998	(4)
Chief Financial Officer
Gordon E. Devens	2/09/2016	2/07/2016	—	500,000	—	—	174,520	—	—	—	—	$3,999,998	(4)
Former Chief Legal Officer
Scott B. Malat	2/09/2016	2/07/2016	—	500,000	—	—	174,520	—	—	—	—	$3,999,998	(4)
Chief Strategy Officer

(1)	Amounts represent the target award for each NEO. For actual payout information, see “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” on pages 34-35.
(2)	Awards in these columns consist of PRSUs. The PRSUs vest on each of the first four anniversaries of the date of grant, subject to the NEO’s continued employment through the applicable anniversary and upon achievement of the following performance goals for each applicable tranche: for the tranche scheduled to vest on the first, second, third, and fourth anniversaries of the date of grant, the company’s adjusted cash flow per share must be at least $2.93 for fiscal 2016; $3.96 for fiscal 2017; $5.38 for fiscal 2018; and $6.39 for fiscal 2019, respectively.
(3)	Amounts represent the grant date fair value of equity awards granted in 2016, as computed in accordance with ASC 718. For information on the valuation assumptions for the 2016 grants, see “Notes to Consolidated Financial Statements—Note 12, Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2016.
(4)	This amount:
•	reflects the aggregate grant date fair value of the PRSUs granted in 2016—the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled;
•	assumes the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met; and
•	reflects full vesting of the four-year award—only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), see the discussions in this proxy statement under the headings “Compensation Discussion and Analysis—Annual Cash Incentive Bonuses,” “Compensation Discussion and Analysis—Long-Term Incentive Program” and “Employment Agreements with Named Executive Officers.” Also, the vesting of awards set forth in the above table may, in certain instances, be accelerated upon certain events. See the discussions in this proxy statement under the headings “Compensation Discussion and Analysis” and “Employment Agreements with Named Executive Officers” for the principal terms of our NEOs’ employment agreements.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2016. For the PRSUs granted in 2016, the table below:

•	Assumes Financial Targets Achieved: the amounts reflected below assume the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met and no additional bonus amounts if the target is exceeded;

•	Reflects Full Vesting of 4-Year Award: only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved; and

•	Uses a Fixed Stock Price: the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled and may be higher or lower than the amount reflected below.

The amount of the PRSU payout calculated below is assuming a stock price of $43.16, the closing price of our common stock on December 30, 2016, the last business day of our fiscal year 2016 as required by applicable SEC regulations. The actual price of our common stock may vary at the time the actual PRSU payout is calculated at each of the specified settlement dates.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bradley S. Jacobs Chief Executive Officer and Chairman	250,000	—	—	$9.28	11/21/2021	218,150	(2)	$9,415,354	(3)	907,479	(4)	$39,166,794	(3)
Troy A. Cooper Chief Operating Officer	25,000	—	—	$11.46	1/16/2022	59,084	(5)	$2,550,065	(3)	229,375	(6)	$9,899,825	(3)
John J. Hardig Chief Financial Officer	50,000	—	—	$14.09	2/13/2022	43,630	(7)	$1,883,071	(3)	192,820	(8)	$8,322,111	(3)
Gordon E. Devens Former Chief Legal Officer	125,000	—	—	$9.79	11/14/2021	66,487	(9)	$2,869,579	(3)	196,025	(10)	$8,460,439	(3)
Scott B. Malat	48,000	—	—	$10.65	10/21/2021	55,058	(11)	$2,376,303	(3)	205,637	(12)	$8,875,293	(3)
Chief Strategy Officer				$18.07	3/5/2022

Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a qualifying termination of employment.

(1)	Amounts in this column have been calculated using an assumed stock price of $43.16, the closing price of our common stock on December 30, 2016, the last business day of our fiscal year 2016.
(2)	Consists of 218,150 cash-settled PRSUs, which vested on February 9, 2017, upon Committee certification of the achievement of the applicable performance criteria.
(3)	In respect of the PRSUs granted in 2016, this amount:
•	reflects the aggregate grant date fair value of the PRSUs—the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled;
•	assumes the achievement of the applicable performance goals at the target level—there is no payout under these awards if the relevant annual financial target is not met; and
•	reflects full vesting of the four-year award—only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved.
(4)	Consists of 253,029 PRSUs, which will vest on April 2, 2018, subject to achievement of certain performance criteria and 654,450 cash-settled PRSUs which will vest in three installments on February 9, 2018, February 9, 2019, and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.
(5)	Consists of 10,000 PRSUs, of which 5,000 vested on February 15, 2017 and 5,000 will vest on February 15, 2018; and 49,084 cash-settled PRSUs, which vested on February 9, 2017, upon Committee certification of achievement of the applicable performance criteria.
(6)	Consists of 82,124 PRSUs, which will vest on April 2, 2018, subject to achievement of certain performance criteria and 147,251 cash-settled PRSUs which will vest in three installments on February 9, 2018, February 9, 2019, and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.
(7)	Consists of 43,630 cash-settled PRSUs, which vested on February 9, 2017, upon Committee certification of the achievement of the applicable performance criteria.

(8)	Consists of 61,930 PRSUs, which will vest on April 2, 2018, subject to achievement of certain performance criteria and 130,890 cash-settled PRSUs which will vest in three installments on February 9, 2018, February 9, 2019, and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.
(9)	Consists of 22,857 PRSUs, of which 11,429 vested on February 15, 2017 and 11,428 will vest on February 15, 2018; and 43,630 cash-settled PRSUs, which vested on February 9, 2017, upon Committee certification of the achievement of the applicable performance criteria.
(10)	Consists of 65,135 PRSUs, which will vest on April 2, 2018, subject to achievement of certain performance criteria and 130,890 cash-settled PRSUs which will vest in three installments on February 9, 2018, February 9, 2019, and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.
(11)	Consists of 11,428 PRSUs, of which 5,714 vested on February 15, 2017 and 5,714 will vest on February 15, 2018; and 43,630 cash-settled PRSUs, which vested on February 9, 2017, upon Committee certification of the achievement of the applicable performance criteria.
(12)	Consists of 74,747 PRSUs, which will vest on April 2, 2018, subject to achievement of certain performance criteria and 130,890 cash-settled PRSUs which will vest in three installments on February 9, 2018, February 9, 2019, and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.

Option Exercises and Stock Vested

The following table sets forth the restricted stock units that vested for our NEOs during 2016. There were no stock option exercises by our NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bradley S. Jacobs	—	—	42,000	1,502,760
Troy A. Cooper	—	—	15,000	536,700
John J. Hardig	—	—	27,000	966,060
Gordon E. Devens	—	—	34,286	1,226,753
Scott B. Malat	—	—	37,834	1,353,701

(1)	The aggregate dollar amount realized upon the vesting of RSUs and PRSUs is calculated based on the closing price on the date of vesting.

Potential Payments Upon Termination or Change of Control

The following table reflects the amounts of compensation that would be due to each of our NEOs pursuant to their respective employment agreements upon termination without Cause or for Good Reason (as defined in their respective employment agreements), termination for Cause, voluntary termination without Good Reason, termination due to disability or death of the executive, a Change of Control (as defined in their respective employment agreements), termination following a Change of Control, in each case, as if each such event had occurred on December 31, 2016. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

Event	Bradley S. Jacobs	Troy A. Cooper	John J. Hardig	Gordon E. Devens	Scott B. Malat
Termination without Cause or for Good Reason:
Cash severance(1)(2)(3)	$312,500	$268,750	$257,500	$250,000	$250,000
RSUs	—	—	—	—	—
PRSUs	$15,535,075	$4,676,965	$3,458,942	$4,541,064	$4,334,543
Options	—	—	—	—	—
Acceleration of equity-based awards(4)	$15,535,075	$4,676,965	$3,458,942	$4,541,064	$4,334,543
Continuation of medical / dental benefits(5)	$9,199	$6,523	$9,199	$9,199	$9,199
Total	$15,856,774	$4,952,238	$3,725,641	$4,800,263	$4,593,742

Event	Bradley S. Jacobs	Troy A. Cooper	John J. Hardig	Gordon E. Devens	Scott B. Malat
Termination without Cause or for Good Reason, Fully Extended Non-Compete(6):
Cash severance(1)(2)(3)	$937,500	$806,250	$772,500	$750,000	$750,000
RSUs	—	—	—	—	—
PRSUs	$15,535,075	$4,676,965	$3,458,942	$4,541,064	$4,334,543
Options	—	—	—	—	—
Acceleration of equity-based awards(4)	$15,535,075	$4,676,965	$3,458,942	$4,541,064	$4,334,543
Continuation of medical / dental benefits(5)	$9,199	6,523	$9,199	$9,199	$9,199
Total	$16,481,774	$5,489,738	$4,240,641	$5,300,263	$5,093,742
Termination for Cause or Voluntary Termination without Good Reason:
Cash severance(1)(2)	—	—	—	—	—
Acceleration of equity-based awards	—	—	—	—	—
Continuation of medical / dental benefits	—	—	—	—	—
Total	—	—	—	—	—
Disability:
Cash severance(1)(2)	—	—	—	—	—
Acceleration of equity-based awards(4)	—	$431,600	—	$986,508	$493,232
Continuation of medical / dental benefits	—	—	—	—	—
Total	—	$431,600	—	$986,508	$493,232
Death:
Cash severance(2)	—	—	—	—	—
Acceleration of equity-based awards(4)	$48,582,148	$12,449,890	$10,205,182	$11,330,018	$11,251,596
Continuation of medical / dental benefits	—	—	—	—	—
Total	$48,582,148	$12,449,890	$10,205,182	$11,330,018	$11,251,596
Change of Control and No Termination:
Cash severance(2)	—	—	—	—	—
Acceleration of equity-based awards(4)	$48,582,148	$12,449,890	$10,205,182	$11,330,018	$11,251,596
Continuation of medical / dental benefits	—	—	—	—	—
Total	$48,582,148	$12,449,890	$10,205,182	$11,330,018	$11,251,596
Change of Control and Termination without Cause or for Good Reason:
Cash severance(2)	$3,125,000	$2,687,500	$2,575,000	$2,500,000	$2,500,000
Acceleration of equity-based awards(4)	$48,582,148	$12,449,890	$10,205,182	$11,330,018	$11,251,596
Continuation of medical / dental benefits(5)	$36,796	$26,092	$36,796	$36,796	$36,796
Total	$51,743,944	$15,163,482	$12,816,978	$13,866,814	$13,788,392

(1)	Upon a termination of employment for any reason (other than death), whether with or without Cause, within two years after the payment date, a portion of the NEO’s 2015 and 2016 cash bonuses must be reimbursed to the company. This repayment obligation is not reflected in the amounts shown in this table. The repayment obligation does not apply after a Change of Control.
(2)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.
(3)	In the event of a termination by our company without Cause or by any NEO for Good Reason prior to a Change of Control, cash severance payable to the NEO will be reduced, dollar for dollar, by other income earned by such NEO. The calculations of severance pay in the above table use the NEO’s base salary effective as of December 31, 2016.
(4)	Amounts shown were calculated using a stock price of $43.16 per share, our company’s stock price as of December 30, 2016, the last trading day in our 2016 fiscal year. The amounts shown for PRSUs have been estimated assuming that the applicable performance goals are met at target levels. Although the PRSUs would no longer be subject to a continued service requirement upon the occurrence of a termination by our company without Cause or by the NEO for Good Reason, payment of such award would remain subject to the actual achievement of the applicable performance goals. As of December 31, 2016, none of the NEOs had any unvested RSUs or stock options.
(5)	The amounts of continued medical and dental benefits shown in the table (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. Our current annual cost of providing medical and dental benefits to each of our eligible NEOs is $18,398 for Messrs. Jacobs, Hardig, Devens, and Malat and $13,046 for Mr. Cooper. In the case of our NEOs, in the event of a termination without Cause, continued medical and dental benefits will cease when the NEO commences employment with a new employer.

(6)	In the event of a termination for any reason, our company has the right to extend the period during which such NEO is bound by the non-competition covenant in his employment agreement for up to 12 additional months. During the period the non-compete is extended, the NEO would be entitled to receive cash compensation equal to his monthly base salary as in effect on the date his employment terminated. Amounts included in the respective columns assume that the non-compete is extended for 12 months for each NEO, such that the NEO will not be permitted to compete with our company for three years following his termination and will receive monthly base salary continuation during such 12-month extension period.

Each NEO’s employment agreement, which is described in detail in this proxy statement under the heading “Employment Agreements with Named Executive Officers,” generally provides that, in the event of a termination without Cause (as defined below) either prior to a Change of Control (as defined below) or more than two years following a Change of Control, cash severance payments and continued benefits will be made ratably over the six-month period following the executive’s termination (subject to any delays required pursuant to Section 409A of the Code). The employment agreements generally do not provide for payments other than accrued benefits if employment is terminated due to death or disability. Generally, in the event of a termination upon or within two years following a Change of Control, cash severance payments will be made in one lump sum (subject to any delays required pursuant to Section 409A of the Code). The equity-based awards granted to our NEOs will generally accelerate vesting in the event of a termination due to disability or death or upon a Change of Control, except that the 2014 and 2015 PRSU award agreements do not specifically address vesting in the event that the termination of employment is due to disability and for purposes of these calculations we have assumed no accelerated vesting. The severance payments set forth in the table are generally subject to and conditioned upon the NEO signing an irrevocable waiver and release and continued compliance with certain restrictive covenants.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this proxy statement under the heading “Employment Agreements with Named Executive Officers.”

Employment Agreements with Named Executive Officers

Effective as of February 9, 2016, we entered into employment agreements with each of the NEOs (the “2016 Employment Agreements”), which replace and supersede the prior employment agreements with our NEOs that were originally scheduled to expire on September 2, 2016. The primary purposes of the 2016 Employment Agreements are to: (i) incentivize the NEOs to be aligned with our corporate goals and shareholders’ interests, (ii) provide financial incentives for the NEOs to increase shareholder value and focus on the integration of recent acquisitions, and (iii) strengthen the linkage between pay and performance in our executive compensation program.

Term. Each 2016 Employment Agreement provides for the NEO’s employment from the effective date of February 9, 2016, until February 9, 2020.

Lock-up Restrictions. Pursuant to the 2016 Employment Agreements, any shares of our common stock issued to an NEO upon exercise or vesting of any equity compensation award (whether before, on or after the date of the 2016 Employment Agreement) will be subject to a lock-up until the earliest of September 2, 2018, a Change of Control or the NEO’s death. Under the prior employment agreements, such shares were subject to lock-up until September 2, 2016.

Benefits and Business Expense Reimbursement. Under the 2016 Employment Agreements, each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to other members of our senior executive team and is eligible for reimbursement of all reasonable and necessary business expenses incurred in the performance of his duties during the term of his 2016 Employment Agreement.

Termination Events. The severance payments pursuant to the 2016 Employment Agreements described below are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release and also complying with the restrictive covenants contained in his or her 2016 Employment Agreement (as described below).

In the event that any of our NEOs dies during the term of his 2016 Employment Agreement, or if we terminate the NEO’s employment without Cause, either prior to a Change of Control or more than two years following a Change of Control, such NEO will be entitled to:

•	Accrued and unpaid salary, vacation benefits and unreimbursed business expenses;

•	Solely in the case of a termination by the company without Cause: six (6) months’ base salary, at the level in effect on the date of termination, which will be paid in equal installments over the 6 months following the date of termination (subject to any delay required by Section 409A of the Code), and which generally will be reduced, dollar-for-dollar, by other earned income; and

•	Solely in the case of a termination by the company without Cause: medical and dental coverage for a period of six (6) months from the date of termination, or, if earlier, until the NEO secures other employment.

The 2016 Employment Agreements do not provide for accelerated vesting of equity, equity-based or other long term incentive compensation awards other than as set for the in the applicable award agreements. The 2016 Employment Agreements modified the terms of PRSUs granted to the NEOs during 2014 and 2015. Specifically, the 2016 Employment Agreements provide that, notwithstanding the original award agreements for PRSUs granted during 2014 and 2015, in the event an NEO is terminated without Cause, a prorated portion of the PRSU award will vest only if the applicable performance goal is achieved. The original award agreements with respect to PRSUs granted during 2014 and 2015 to the NEOs provided that, upon a termination without Cause prior to April 2, 2018, such PRSUs would vest on a prorated basis without regard to whether the applicable performance goal was satisfied.

Pursuant to the terms of the 2016 Employment Agreements and a subsequent modification, all PRSUs granted to NEOs in 2014 and 2015 were modified so that such PRSUs will vest if the following conditions occur: (i) the company’s common stock trades at or above $60.00 per share for 20 consecutive trading days prior to April 2, 2018 and the company’s fiscal year 2017 adjusted cash earnings per share is at least $2.75, or (ii) if such performance goals are not met, the company’s common stock trades at or above $86.00 per share for 20 consecutive trading days prior to September 2, 2020 and the company’s fiscal year 2019 adjusted cash earnings per share is at least $4.30.

Definitions of Cause and Good Reason

“Cause,” for purposes of the 2016 Employment Agreements, generally means the NEO’s:

•	Gross negligence or willful failure to perform his or her duties;

•	Abuse or dependency on alcohol or drugs that adversely affects the NEO’s performance of duties;

•	Commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of our company;

•	Breach of any term of the NEO’s 2016 Employment Agreement or any agreement governing any equity-based awards or breach of his or her fiduciary duties;

•	Any willful act, or failure to act, in bad faith to the detriment of our company;

•	Willful failure to cooperate in good faith with a governmental or internal investigation if such cooperation is requested;

•	Failure to follow our company’s code of conduct or ethics policies; and

•	Conviction of, or plea of nolo contendere to, a felony or any serious crime;

provided that, in cases where cure is possible, the NEO has a cure period of 15 days before he or she can be terminated for Cause.

The 2016 Employment Agreements allow a NEO to terminate employment for Good Reason only upon or during the two-year period following a Change of Control. “Good Reason,” for purposes of the 2016 Employment Agreements, generally means, without first obtaining the NEO’s written consent:

•	Our material breach of the terms of the NEO’s 2016 Employment Agreement or a reduction in base salary or target bonus;

•	Our material diminishment of the NEO’s title, duties, authorities, reporting relationships, responsibilities or position;

•	Our requirement that the NEO to be based in a location that is more than 50 miles from his initial work location immediately prior to the Change of Control; or

•	With regard to Mr. Jacobs, our requirement that he no longer reports directly to the Board; and with regard to each of Messrs. Cooper, Hardig, Devens and Malat, our requirement that he reports to someone other than the Chief Executive Officer.

In each case, the NEO’s Good Reason right is subject to our company’s 30-day cure period.

Change of Control. In the event that, upon or within two years following a Change of Control, Messrs. Jacobs’, Cooper’s, Hardig’s, Devens’ or Malat’s employment is terminated by our company without Cause or such NEO resigns for Good Reason, he will receive:

•	Accrued and unpaid salary, vacation benefits and unreimbursed business expenses;

•	A lump-sum cash payment equal to two times the sum of his annual base salary and target annual bonus each at the level in effect on the date of termination (subject to any delay required by Section 409A of the Code);

•	A prorated target bonus for the year of termination; and

•	Medical and dental coverage for a period of 24 months from the date of termination.

In the event that any amounts payable to the NEO in connection with a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if it would be more favorable to the NEO on a net after-tax basis. The NEO is not entitled to a gross-up payment for excise taxes imposed by Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code.

Clawbacks. Under the 2016 Employment Agreements, each of our NEOs is subject to equity and annual bonus clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his employment by our company for Cause, or (3) his engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates. If any such event occurs, we generally may terminate or cancel any awards granted to such NEO by our company (whether vested or unvested), and require him to forfeit or remit to our company any amount payable (or the net after-tax amount paid or received by such NEO) in respect of any such awards. Furthermore, under the 2016 Employment Agreements, in the event that an NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company, our company may generally require such NEO to repay any annual bonus (net of any taxes paid by him) previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation such that he will only retain the amount that would have been payable to him after giving effect to the financial restatement or material loss. In addition, in the event that the NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his severance payments. In certain circumstances, the breach or fraudulent conduct must have occurred within a certain period in order for us to be able to clawback the equity-based awards, annual bonus or severance payments. In addition, the NEO shall be subject to any other clawback or recoupment policy of the company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.

Restrictive Covenants. Under the 2016 Employment Agreements, each of our NEOs is generally subject to the following restrictive covenants: employee and customer non-solicitation during his employment and for a period of three years thereafter; confidentiality and non-disparagement during his employment and thereafter; and non-competition during his employment and for a period of two years following his termination for any reason. In addition, we have the option to extend the non-competition period for up to an additional year following a termination for any reason, provided that we continue to pay the NEO’s base salary as in effect on the date of termination during the extended non-competition period.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2016, with respect to the Company’s compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,429,177	(2)	$13.29	3,319,710	(3)
Equity compensation plans not approved by security holders	50,000	(4)	$14.09	0

Total	4,479,177		$13.32	3,319,710

(1)	The weighted average exercise price is based solely on the outstanding options.
(2)	Includes 906,755 stock options outstanding under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan, 60,062 stock options outstanding under the Segmentz, Inc. 2001 Stock Option Plan, and 63,737 stock options outstanding under the Con-way Inc. 2006 Equity and Incentive Plan. Also includes an aggregate of 80,290 performance-based restricted stock units granted under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan, 2,847,946 restricted stock units and performance-based restricted stock units granted under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan and 470,387 restricted stock units and performance-based restricted stock units granted under the Con-way Inc. 2012 Equity and Incentive Plan.
(3)	Includes 3,319,710 securities available for issuance under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan.
(4)	These securities were granted to our Chief Financial Officer in February 2012 outside the security holder-approved plan as employee inducement grants. These securities represent 50,000 stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations from our directors and executive officers, we believe that during 2016, our executive officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee (“we” in this Report of the Audit Committee) currently consists of Mr. Shaffer (Chair), Mr. Kingshott and Dr. Papastavrou. Until March 2016, the Audit Committee consisted of Dr. Papastavrou (Chair), Mr. Jesselson and Mr. Kingshott.

The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of NYSE, our Audit Committee Charter, and the independence standards set forth in the XPO Logistics, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Dr. Papastavrou and Mr. Shaffer each qualify as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act. As more fully described below, in carrying out its responsibilities, the Audit Committee relies on management and XPO’s independent registered public accounting firm (the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.xpo.com.

In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include, among others, oversight of: (i) XPO’s accounting and financial reporting processes, including XPO’s systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of XPO’s financial statements, (iii) XPO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of XPO’s outside auditors, and (v) the performance of XPO’s outside auditors and internal audit function. Management is responsible for XPO’s financial statements and the financial reporting process, including the system of internal control over financial reporting. XPO’s outside auditors, KPMG, are accountable to us and are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of XPO in conformity with generally accepted accounting principles in the United States. We are solely responsible for selecting and reviewing the performance of XPO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of XPO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services, and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG matters deemed significant by KPMG, including those matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to XPO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG of XPO’s audited consolidated financial statements and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in XPO’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee:

Oren G. Shaffer (Committee Chair; member since March 2016)

Jason D. Papastavrou (Committee Chair until March 2016)

Adrian P. Kingshott

Michael G. Jesselson (served on Audit Committee until March 2016)

Policy Regarding Pre-Approval of Services Provided by the Outside Auditors

The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2016 and 2015, and the fees paid for such services.

Services Provided by the Outside Auditors

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2016 on March 25, 2016.

The following table shows the fees for audit and other services provided by KPMG for fiscal years 2016 and 2015.

Fee Category	2016	2015
Audit Fees	$7,300,000	$6,500,000
Audit-Related Fees	400,000	2,700,000
Tax Fees	200,000	300,000
All Other Fees	—	—

Total Fees	$7,900,000	$9,500,000

Audit Fees. This category includes fees for professional services rendered by KPMG for 2016 and 2015 for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Also included within the 2016 and 2015 audit fees are fees for services rendered for the audits of the opening balance sheets of acquisitions during 2015 and fees for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

Audit-Related Fees. This category includes fees billed for professional services rendered by the outside auditor for assurance and related services related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The 2016 and 2015 fees include financial due diligence services provided by KPMG in connection with acquisitions and dispositions during 2016 and 2015.

Tax Fees. This category includes fees billed for professional services rendered by KPMG in connection with tax due diligence and tax services in 2016 and 2015, respectively.

All Other Fees. This category represents fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2016 and 2015.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

After consultation with JPE in view of its rights under the Investment Agreement (as described under “Board of Directors and Corporate Governance—Directors” on page 10, our Board of Directors has nominated for election at the annual meeting each of the following persons to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified:

Bradley S. Jacobs; Gena L. Ashe; Louis DeJoy; Michael G. Jesselson; Adrian P. Kingshott; Jason D. Papastavrou; and Oren G. Shaffer.

Each of the above nominees for director is currently serving as a member of our Board of Directors. Information about the nominees is set forth above under the heading “Board of Directors and Corporate Governance—Directors.”

In the event that any of these nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.

Required Vote

The election of the seven (7) director nominees named in this proxy statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock (including those that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date). If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above to our Board of Directors.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee of our Board of Directors has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. KPMG has served in this capacity since June 20, 2011.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2017, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Recommendation

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders of XPO Logistics, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.”

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this proxy statement. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

At the 2012 annual meeting of stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. Accordingly, as previously disclosed by the company, we will hold future, non-binding, advisory votes on executive compensation on an annual basis; this will continue until the next required non-binding, advisory vote is held on the frequency of advisory votes on executive compensation.

Required Vote

Approval of this resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Recommendation

Our Board of Directors recommends a vote “FOR” approval of the advisory resolution to approve executive compensation set forth above.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING AN ANNUAL SUSTAINABILITY REPORT

We have been notified that the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001 expects to introduce and support the following proposal at the annual meeting. This stockholder proponent has provided certification indicating that, as of November 28, 2016, it was the beneficial owner of 160 shares of the Company’s common stock, or approximately 0.0001%, and that it intends to maintain such ownership through the date of the annual meeting.

Proposal

RESOLVED: Shareholders request XPO Logistics, Inc. (“XPO”), issue an annual sustainability report describing the Company’s responses to Environmental, Social and Governance (“ESG”) related issues affecting the Company. The report should be prepared at reasonable cost, omitting proprietary information, and be available to shareholders by December 2017.

It should address relevant policies, practices, and metrics on topic, such as human capital management and greenhouse gas emissions, and provide objective quantitative indicators and goals relating to each issue, where feasible.

We recommend using the Global Reporting Initiative’s Sustainability Reporting Guidelines to prepare the report. The Guidelines cover environmental impacts, human rights and labor practices and provide a flexible reporting system that allows omission of content irrelevant to company operations.

SUPPORTING STATEMENT:

A global, third-party logistics company providing transportation and logistics services, XPO’s ESG exposure involves a complex set of processes and relationships, including:

•	Meeting the ESG expectations of its clients, which market major consumer brands; many of whom are increasingly concerned with the social and environmental performance of their supply chains.

•	Monitoring the ESG performance of its supply chain partners, which provide many of the trucking and freight services XPO offers, including approximately 10,000 trucks contracted via independent owner operators and more than 1 million brokered trucks.

•	Managing the ESG performance of its own operations, which include, as of November 2016; 16,000 tractors, 39,500 trailers, 86,000 employees, and 748 contract logistics facilities.

In its Sustainability Yearbook 2016, RobecoSAM highlights climate change, human capital and occupational health and safety as among the sustainability issues facing transportation companies. (http://yearbook.robecosam.com/industry/transportation-and-transportation-infrastructure.html).

Following the political and media firestorm over allegations of sweatshop-like conditions at an XPO facility operated on behalf of e-commerce fashion retailer ASOS in Barnsley, England, we believe human capital management is of critical importance to shareholders. (http://www.bbc.com/news/business-37483334).

According to the 2016 Third-Party Logistics Study by C. John Langley, Jr., Ph.D., and Capgemini Consulting, the sector faces unprecedented labor shortages, bringing challenges and opportunities to human capital management. (http://www.3plstudy.com/). How companies handle human capital management issues, including media and regulatory attention on the classification of independent owner-operators, will help determine competitiveness in the industry, as the Sustainable Accounting Standards Board concluded in its 2014 Air Freight & Logistics Industry Brief. (http://www.sasb.org/wp-content/uploads/2014/09/TR0202_AirFreightLogistics_Industry_Brief.pdf).

XPO’s sustainability practices are particularly important to shareholders in light of its rapid expansion. From FY-end 2013 to FY-end 2015, XPO spent over $6.5 billion on acquisitions and witnessed a ten-fold increase in revenue.

Although XPO’s website provides some information related to ESG, reporting falls short of a comprehensive sustainability report. Competitors, such as Deutsche Post/DHL and UPS, provide disclosure of strategies, goals and performance around human capital and climate change initiatives.

STATEMENT IN OPPOSITION BY OUR BOARD OF DIRECTORS

XPO is committed to sustainability principles and proactively provides disclosure regarding various environmental, social and governance-related matters. However, the XPO Board of Directors believes that the preparation of an overly prescribed sustainability report would be a premature and time-consuming exercise that is not warranted at this time. In light of XPO’s existing focus on these topics and the information already available on our website, in our Global Compact annual reports, in our filings with the SEC and in our Code of Business Ethics as outlined below, XPO’s Board of Directors recommends that stockholders vote AGAINST this stockholder proposal.

We are committed to operating our business in a way that demonstrates high regard for all of our stakeholders and the environment. In particular, we are committed to using our resources to help our customers achieve their objectives, including their environmental and sustainability objectives, and we are committed to achieving ours as well. We have set up common general principles, policies and standards in human resources management to ensure that we respect each of our employees and the rules and regulations of the communities in which we operate. A few recent awards and recognitions further highlight our commitment to innovative sustainability practices:

•	XPO signed the Sustainable Urban Logistics Charter of the City of Paris pledging to help reduce the environmental impact of our goods transportation, including by using natural gas trucks for the road transport portion of France’s first intermodal urban rail shuttle (2016);

•	The French Ministry of the Environment and the French Environment and Energy agency awarded our company the label “Objectif CO2” for the outstanding environmental performance of our transport operations in Europe (2016);

•	Inbound Logistics named our company a Top 75 Green Supply Chain Partner (2016);

•	SmartWay honored our company for excellence in environmental improvement in North America (2015); and

•	XPO Logistics Europe introduced the first LNG-powered tractors in Europe in 2015 and we believe that our European operations have one of the most modern and environmental-friendly fleets in Europe.

We recognize the value in providing public disclosure regarding our sustainability focus. For example, we have created a special sustainability section on our corporate website to discuss our responses and actions with respect to sustainability, especially with respect to supply chain matters that are emphasized by the proponent. These public disclosures describe just some of our activities aimed at reducing our environmental impact, including implementing efficiencies like electronic waybills and documentation, maintaining office recycling polices, educating our carriers on sustainable practices, evaluating our leased buildings for energy considerations, monitoring the fuel emissions of the forklifts in our facilities, designing our packaging to ensure that the optimal carton size is used for each product, purchasing recycled packaging materials when feasible and designing and manufacturing reusable kitting tools for the installation of parts in our clients’ manufacturing operations.

XPO Logistics Europe currently produces reports on an annual basis on its compliance with the United Nations Global Compact. We expect to continue to evaluate the extent to which our European practices and disclosure approaches can also be deployed in other parts of our organization. Our 2016 Global Compact Report, available on europe.xpo.com at the Global Compact link under company information, communicates our implementation systems and tools and key 2015 outcomes with respect to environmental, human rights, labor and anti-corruption issues. XPO Logistics Europe has introduced a Corporate Social Responsibility independent audit procedure, which includes a review of the ethical and human resources practices of various of our branches, and received a score of 98.4% compliance in 2015. XPO Logistics Europe has been a partner of the French Environment and Energy Management Agency (“ADEME”) for the past ten years and has been committed to cutting its carbon dioxide emissions under the CO2 Charter since 2008. In fact, in 2009, XPO Logistics Europe introduced its own CO2 calculator, which allows us to calculate carbon footprints for each customer and for each transport operation. In 2014, XPO Logistics Europe once again collaborated with the ADEME to draw up a new standard to certify transporters’ performance with a “CO2 Label.”

Our Code of Business Ethics, available on our website, reflects our commitment to doing business the right way and describes our additional policies on environmental, social and governance (“ESG”) issues. We expect our employees to uphold the standards set forth in our Code of Business Ethics every day. Our employees are trained in anti-bribery and anti-corruption best practices and we take extensive measures to ensure compliance with local laws and regulations. We do not tolerate any conduct that contributes to, encourages or facilitates human trafficking, child labor, forced compulsory labor or any other human rights abuses.

Our filings with the SEC provide information on the regulations governing and risks affecting our business operations. In addition to voluntary disclosures, we comply with the law by disclosing matters that are material to XPO. Our disclosures in our filings specifically highlight regulations and risks relating to environmental issues, classifications of independent contractors and labor management.

The stockholder proponent requests that we prepare an annual report describing responses to ESG issues affecting the company, addressing “relevant policies, practices, and metrics on topic, such as human capital management and greenhouse gas emissions” and providing “objective quantitative indicators and goals relating to each issue, where feasible.”

Our Board of Directors believes that the preparation of such an overly prescribed report would be a premature, expensive and time-consuming exercise that is not warranted at this time, especially in light of our continued focus on these topics and the information already available on our website, in our Global Compact annual reports, in our filings with the SEC and in our Code of Business Ethics. We are also concerned that the cost of annually preparing such a formal report, both in dollars and in employee time, would outweigh the potential benefits of such a report.

Nevertheless, our Board of Directors and management will continue to monitor developments and practices with respect to ESG matters, including approaches and methodologies for evaluating, prioritizing, tracking and disclosing sustainability-related matters. Continued study by our Board and management provides a more effective approach to managing the environmental and social impacts of our operations than a one-time stockholder vote on a mandated, overly prescribed report of the kind contemplated by the stockholder proposal. We also provide disclosure in our proxy statement as to our approach for overseeing and managing risks related to our business, including relevant ESG risks. Significant or emerging risks, including as to ESG-related items, are periodically reviewed at the Board and management-level and our business, strategies, operations, policies, controls and prospects are regularly discussed by our Board and management team. More generally, the landscape of risks and opportunities as they relate to ESG issues is a rapidly evolving space. The scope, metrics, topics of interest to investors and other stakeholders, the legal and regulatory landscape and best and emerging practices in the United States and internationally are currently in a significant state of flux and evolution. Our system of risk oversight, which was designed specifically for our complex, global operations, in combination with continued study of ESG-related issues by our Board and management team, is, we believe, the best approach to staying at the forefront of these important issues.

Given our ongoing environmental and sustainability practices and our efforts to keep stockholders and the public informed of our practices through the use of our website, annual Global Compact reports and other public disclosures and filings, our Board of Directors believes that this proposal is not beneficial to our stockholders. Therefore, our Board of Directors recommends that our stockholders vote against this proposal.

Recommendation

Our Board of Directors recommends a vote “AGAINST” this stockholder proposal.

OTHER MATTERS

We do not expect that any matter other than the foregoing proposals will be brought before the 2017 annual meeting. If, however, such a matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons appointed as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

If you would like to receive a copy of our 2016 Annual Report or this proxy statement, please contact us at: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831 or by telephone at (855) 976-6951, and we will send a copy to you without charge.

A Note about Our Website

Although we include references to our website (www.xpo.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor such section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., New York City time, on May 10, 2017. Vote by Internet Go to www.envisionreports.com/XPO Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. + 1. Election of the nominees listed below to the Board of Directors of the Company. For Against Abstain For Against Abstain For Against Abstain 01—Bradley S. Jacobs 02—Gena L. Ashe 03—Louis DeJoy 04—Michael G. Jesselson 05—Adrian P. Kingshott 06—Jason D. Papastavrou 07—Oren G. Shaffer For Against Abstain     For Against Abstain 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017. 33. Advisory vote to approve executive compensation. For Against Abstain 4. Stockholder proposal regarding sustainability reporting. 5. In their discretion, on such other matters as may properly come before the Meeting or any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as your name(s) appear(s) hereon. When signing as Executor, Administrator, Trustee, Guardian or Attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy in the enclosed envelope. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 10, 2017 This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2016 are available at www.edocumentview.com/XPO. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Proxy — XPO LOGISTICS, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XPO LOGISTICS, INC. The undersigned hereby acknowledges receipt of the XPO Logistics, Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Bradley S. Jacobs and Karlis P. Kirsis, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of XPO Logistics, Inc. on Wednesday, May 10, 2017, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock, par value $0.001 per share, or Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, that the undersigned would be entitled to vote if personally present. PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. CONTINUED AND TO BE SIGNED ON REVERSE SIDE PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. C Non-Voting Items Change of Address — Please print new address below.     Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +